UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No._____)

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Energy XXI (Bermuda) Limited

(Name of Registrant as Specified In Its Charter)

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Dear Energy XXI Shareholder:

You are cordially invited to attend our 2011 Annual General Meeting of Shareholders. The 2011 Annual General Meeting will be held on November 8, 2011, at 11:00 a.m. (local time) at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda.

At this year’s Annual General Meeting, you will be asked to:

•	elect two members of our Board of Directors to serve as Class III directors, each for a term of three years;
•	vote, on an advisory basis, on the compensation of our named executive officers (say on pay);
•	vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers;
•	approve amendments to our governing documents to increase our authorized capital from 2,500,000 to 7,500,000 Preference Shares; and
•	ratify the appointment of UHY LLP as our independent registered public accountants for fiscal year 2012 and authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2012.

Your vote is important. Whether or not you plan to attend the Annual General Meeting in person, it is important that your shares be represented and voted. We urge you to review the accompanying materials carefully and vote as promptly as possible. You may transmit your vote via the internet, via the telephone or you may complete and return a proxy card. Your cooperation is appreciated.

Sincerely,

John D. Schiller, Jr.
Chairman and Chief Executive Officer

Houston, Texas
October 3, 2011

Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 8, 2011

October 3, 2011

Date:	Tuesday, November 8, 2011
Time:	11:00 a.m. (local time)
Place:	Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda
Purpose:	The following items of business will be considered and are described in the attached proxy statement:
1.	Elect two directors as Class III directors, each for a three-year term;
2.	Approve, on an advisory basis, the compensation of our named executive officers;
3.	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;
4.	Approve amendments to our governing documents to increase our authorized capital from 2,500,000 to 7,500,000 Preference Shares;
5.	Ratify and approve the appointment of UHY LLP as our independent registered public accounting firm and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2012; and
6.	Address any other matters that properly come before the 2011 Annual General Meeting and any adjournments or postponements of the meeting.

Only Energy XXI shareholders who own our common shares at the close of business on September 19, 2011 are entitled to notice of, and can vote at, this Annual General Meeting or any adjournments or postponements that may take place. Your vote is important. We urge you to review the accompanying materials carefully and vote as promptly as possible. You may transmit your vote via the internet, via the telephone or you may complete and return a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

John D. Schiller, Jr.
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 8, 2011

Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 are available at www.proxyvote.com.

Energy XXI (Bermuda) Limited

i

ii

ENERGY XXI (BERMUDA) LIMITED
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOVEMBER 8, 2011

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

1.	Why am I receiving these proxy materials?

Our Board of Directors, or Board, is soliciting your proxy to vote at our 2011 Annual General Meeting. We have made these proxy materials available to you on the internet or delivered printed proxy materials to you. This proxy statement and form of proxy are first being sent or given to security holders on or about October 3, 2011. This proxy statement summarizes the information that you need to know in order to cast your vote. You do not need to attend the Annual General Meeting in person to vote your shares.

2.	When and where is the Annual General Meeting?

November 8, 2011, at 11:00 a.m. (local time) at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda.

If you plan on attending the 2011 Annual General Meeting in person and need directions to the meeting site, please contact Investor Relations at (713) 351-3000.

3.	What are the rules of admission to the Annual General Meeting if I attend in person?
•	Only shareholders of record as of September 19, 2011 (the record date) and their accompanied guests, or the holders of their valid proxies, will be permitted to attend
•	Each person attending will be asked to present valid governmental-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting
•	Shareholders who hold their shares through a broker or nominee (i.e., in “street name”) should provide proof of their beneficial ownership as of September 19, 2011, such as a brokerage statement showing their ownership as of that date
•	Cameras, recording devices and other electronic devices will not be permitted at the 2011 Annual General Meeting
4.	Who can vote at the Annual General Meeting?

We had 76,477,812 common shares, par value $0.005 per share (“Common Shares”), outstanding at September 19, 2011. Each shareholder of record at September 19, 2011 is entitled to one (1) vote for each Common Share held on each of the proposals.

5.	How many shares must be present to hold the Annual General Meeting?

We must have a “quorum” — at least two (2) shareholders and at least 33 and 1/3% of our outstanding Common Shares represented in person or by proxy — to conduct business at the 2011 Annual General Meeting. Common Shares represented in person or by proxy, including Common Shares represented by proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the company but marked by brokers as “not voted” (“broker non-votes”), will be counted for purposes of determining whether a quorum is present. If a quorum is not present at the 2011 Annual General Meeting, the meeting may be adjourned from time to time until a quorum is obtained.

6.	On what matters am I voting and how does the Board of Directors recommend I vote?

At the annual meeting, you will be asked to:

•	elect our director nominees;
•	approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section of this proxy statement;
•	approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;
•	approve amendments to our governing documents to increase our authorized capital from 2,500,000 to 7,500,000 Preference Shares;
•	ratify the appointment of our independent registered public accounting firm and authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for fiscal 2012; and
•	consider any other matter that properly comes before the 2011 Annual General Meeting.

Our board unanimously recommends that you vote:

•	FOR all of the director nominees;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	In favor of holding an advisory vote on the compensation of our named executive officers EVERY THREE YEARS;
•	FOR amendments to our governing documents to increase our authorized capital from 2,500,000 to 7,500,000 Preference Shares; and
•	FOR the ratification of the appointment of our independent registered public accounting firm and authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for fiscal 2012.

We do not expect any matters to be presented for action at the meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

7.	Who counts the votes and what vote is required to pass each proposal?

Our Board of Directors has appointed Appleby Management (Bermuda) Ltd. as the inspector of elections for the 2011 Annual General Meeting. The inspector of elections will separately calculate affirmative, negative and withheld votes, abstentions and broker non-votes for each of the proposals.

The vote required to pass each proposal is as follows:

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Election of directors	For or withhold on each nominee	Nominees receiving highest number of votes cast will be elected	Withheld votes will not count “for” or “against” such nomine	No effect
Approval, on advisory basis, of our named executive officers’ compensation	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Approval, on an advisory basis, of the frequency of future advisory votes on our named executive officers’ compensation	Shareholders may select whether such votes should occur every year, every two years or every three years, or abstain	Plurality of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Amendments to our governing documents to increase our authorized capital from 2,500,000 to 7,500,000 Preference Shares	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Ratify appointment and remuneration of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	Not applicable
Any other matters properly before the 2011 Annual General Meeting	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
8.	What happens if a director nominee becomes unable to stand for election?

If our director candidates become unavailable for any reason before the election, we may reduce the number of our directors serving on our Board of Directors or a substitute candidate may be designated. We have no reason to believe that our director candidates will be unavailable. If a substitute candidate is designated, John D. Schiller, Jr. and D. West Griffin (the management proxy holders) will vote your Common Shares for such substitute if they are instructed to do so by our Board of Directors or, if our Board of Directors does not do so, in accordance with their own best judgment.

9.	Who pays the expenses of proxy solicitation?

We will bear the entire cost of preparing, printing and soliciting proxies. We have retained Eagle Rock Proxy Advisors LLC, an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $5,500, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies (without additional compensation) in person or by other means of communication.

10.	Can shareholders make proposals?

Our Board of Directors does not intend to bring any other matters before the 2011 Annual General Meeting and has not been informed that any other matters are to be presented by others. Our Bye-Laws contain several requirements that must be satisfied in order for any of our shareholders to bring a proposal before one of our annual general meetings, including a requirement of delivering proper advance notice to us. Shareholders are advised to review our Bye-Laws if they intend to present a proposal at any of our annual general meetings.

You may submit proposals for consideration at future shareholder meetings, including director nominations. Please read “Shareholder Proposals for 2012 Annual General Meeting” for information regarding the submission of shareholder proposals and director nominations for consideration at next year’s annual general meeting.

11.	How Do I Vote My Shares?

Record holders may vote their Common Shares in person at the 2011 Annual General Meeting or may give us or their designated representative their proxy. We recommend you vote by proxy even if you plan to attend the 2011 Annual General Meeting as you can always change your vote at the 2011 Annual General Meeting. If you have any questions or need assistance voting your Common Shares, please contact Eagle Rock Proxy Advisors LLC, our proxy solicitor, by calling the toll-free number: 855-816-0625.

Record holders may vote their Common Shares or submit a proxy to have their Common Shares voted by one of the following methods:

•	Internet. You may submit a proxy electronically on the Internet by following the instructions at www.proxyvote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on November 7, 2011.
•	Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number: 800-454-8683. The telephone number is toll free, at no charge to our shareholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on November 7, 2011. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Standard Time), Monday through Friday.
•	Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
•	In person. You may vote in person at the 2011 Annual General Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.
12.	What If My Common Shares Are Held in Someone Else’s Name?

If your Common Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the 2011 Annual General Meeting. However, since you are not the shareholder of record (record holder), you may not vote these Common Shares in person at the 2011 Annual General Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the Common Shares.

If you hold your Common Shares in street name, you will receive instructions from your broker or other nominee describing how to vote your Common Shares. If you do not instruct your broker or nominee how to vote your Common Shares, they may vote your Common Shares as they decide as to each matter for which they have discretionary authority.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your Common Shares and the broker or other nominee indicates it does not have authority to vote such Common Shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

As you may know, recent changes to stock exchange rules eliminated broker discretionary voting with respect to the election of directors. Proposals 1, 2, 3 and 4 are not considered “routine” and, therefore, the Common Shares held by brokers will not be voted on those proposals without specific instruction from the beneficial holder of the Common Shares.

13.	What if I Change My Mind After I Give You My Proxy?

You may revoke your proxy at any time before your Common Shares are voted at the 2011 Annual General Meeting by the following methods:

•	voting at a later time by internet or telephone;
•	providing us with a new proxy with a later date;
•	sending our Corporate Secretary a written notice of your desire to revoke your proxy; or
•	attending the 2011 Annual General Meeting in person and notifying the inspector of elections of your desire to revoke your proxy. However, your proxy will not automatically be revoked merely because you attend the 2011 Annual General Meeting.

If your Common Shares are held of record by an intermediary, you may submit new voting instructions by contacting your broker, bank or other nominee or you may vote in person at the 2011 Annual General Meeting if you obtain a legal proxy.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act 1981 of Bermuda, our audited consolidated financial statements for the year ended June 30, 2011 will be available for review before the 2011 Annual General Meeting. These statements have been approved by our Board of Directors. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the 2011 Annual General Meeting.

Our audited consolidated financial statements for the year ended June 30, 2011 have been provided to shareholders by inclusion in our 2011 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (our “Form 10-K”) (without exhibits), mailed with the Notice of 2011 Annual General Meeting of Shareholders and this proxy statement, but such statements and our Form 10-K do not constitute part of the proxy solicitation materials. Our 2011 Annual Report and our Form 10-K, including amendments thereto, are both also available on our website at www.energyxxi.com.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1:
ELECTION OF CLASS III DIRECTORS

Since October 4, 2010, our full Board of Directors has consisted of seven (7) directors divided into three classes, with Class I and Class III each having two directors and Class II having three directors. The directors in each class serve a three-year term, except that the terms for each of Class I and II were set to expire upon shorter initial terms upon establishment of our company in 2005 so that the different classes of directors would have staggered terms. The terms of each class expire at successive annual general meetings so that the shareholders elect one class of directors at each annual general meeting.

The election of the Class III directors will take place at the 2011 Annual General Meeting. The Nomination Committee nominated Messrs. Schiller and Colvin to stand for re-election as Class III directors for a three-year term.

If elected, each of Messrs. Schiller and Colvin will serve on our Board of Directors as Class III directors until our 2014 Annual General Meeting, or until their successors are duly elected and qualified or until their earlier resignation or removal in accordance with our Bye-Laws. If any of the nominees should become unable to accept election, the management proxy holders may vote for other person(s) selected by our Board of Directors or the named proxies. We expect each nominee for election as a director at the 2011 Annual General Meeting to be able to accept such nomination.

The process undertaken by the Nomination Committee in recommending qualified director candidates is described under “Board of Directors and Governance — Committees of Our Board of Directors —  Nomination Committee.” Certain general information about our directors and the individual qualifications and skills of our directors that contribute to our Board of Directors’ effectiveness as a whole are described below in each director’s biographical information under “Information About Directors.”

Vote Required for Approval

Nominees receiving the highest number of votes cast by our shareholders will be elected to our Board of Directors as Class III directors to serve until the 2014 Annual General Meeting or until their successors have been elected and qualified or until their earlier removal or resignation from our Board of Directors. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS III DIRECTOR NOMINEES,
JOHN D. SCHILLER, JR. AND WILLIAM COLVIN.

PROPOSAL NO. 2:
ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), promulgated thereunder, requires that we provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the United States Securities and Exchange Commission (“SEC”). This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and compensation tables and narrative discussion following the compensation tables. Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Energy XXI (Bermuda) Limited (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the rules of the SEC.

We understand that our executive compensation practices are important to our shareholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our shareholders and is worthy of shareholder support. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement, including our Compensation Discussion and Analysis (including the Executive Summary), the compensation tables and the narrative discussion following the compensation tables regarding our executive compensation program.

As an advisory vote, this proposal is not binding on the company or our Board of Directors. However, the Remuneration Committee, which is responsible for structuring and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the Common Shares present in person or by proxy and entitled to vote thereon. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL,
ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICERS’
COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Act, and Section 14A of the Exchange Act promulgated thereunder, also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future advisory votes on our named executive officers’ compensation. Accordingly, we are asking our shareholders to indicate whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors recommends that we hold an advisory vote on the compensation of our named executive officers every three years. In formulating its recommendation, our Board of Directors considered that our compensation program supports long-term growth in shareholder value. A triennial advisory vote on executive compensation is more consistent with the long-term orientation of our business and compensation strategy, as we discuss in our Compensation Discussion and Analysis section. Additionally, holding an advisory vote every three years will give our shareholders a longer period of time to evaluate the effectiveness of key components to our compensation program and better provide us with input on our compensation philosophy, policies and practices. Further, we believe that determining whether executive compensation has been properly calibrated to company performance is best viewed over a multi-year performance period given that shorter timeframes are more susceptible to effects from factors that may not be indicative of the long-term performance and targeted growth our compensation program is designed to achieve.

Shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. Our Board of Directors and the Remuneration Committee would want to fully consider the views of our shareholders and review all appropriate alternatives to any compensation program disfavored by shareholders. An annual or biennial timeframe would be insufficient for us to undertake this assessment, implement any changes to our compensation program and allow for a proper evaluation of these changes to be undertaken by the company before the next required vote. We do not view it to be in the best interest of our shareholders to establish a shorter advisory vote review period that could incentivize reactive changes that are not fully appraised as a part of our overall compensation program and strategy.

Our Board of Directors and the Remuneration Committee will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, our Board of Directors may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency that has been selected by our shareholders.

Vote Required for Approval

The proxy card provides four options in connection with this proposal (holding the vote every one, two or three years, or abstaining). Shareholders will not be voting to approve or disapprove the recommendation of our Board of Directors. Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider shareholders to have “approved” the frequency selected by a plurality of the votes cast. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY
VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL NO. 4:
APPROVAL OF AMENDMENT TO OUR MEMORANDUM OF ASSOCIATION AND BYE-LAWS TO INCREASE THE NUMBER OF AUTHORIZED PREFERENCE SHARES

On September 19, 2011, our Board of Directors adopted resolutions (1) declaring an amendment to our Memorandum of Association to increase the number of authorized Preference Shares from 2,500,000 to 7,500,000 (the “Authorized Share Increase”) and an amendment to our Bye-Laws to reflect the increase; and (2) directing that a proposal to approve the Authorized Share Increase be submitted to our shareholders.

If the Authorized Share Increase is adopted by our shareholders at the 2011 Annual General Meeting, Article 5 of our Memorandum of Association will be amended as follows:

5. The authorized share capital of the Company is $1,007,500 divided into 207,500,000 total shares (of which 200,000,000 are Common Shares, par value $0.005 each, and 7,500,000 are Preference Shares, par value $0.001 each). The minimum subscribed share capital of the Company is $12,000.00 in United States currency.

Additionally, Section 3.1 of our Bye-Laws will be amended to reflect the increase in number of our authorized Preference Shares from 2,500,000 to 7,500,000, as follows:

Current Section 3.1:  The authorized Share capital of the Company at the date of adoption of these Bye-Laws is $1,002,500.00 divided into 200,000,000 Common Shares of par value $0.005 each and 2,500,000 Preference Shares of par value $0.001 each. The Shareholders shall have limited liability.

Amended Section 3.1:  The authorized Share capital of the Company at the date of adoption of these Bye-Laws is $1,007,500.00 divided into 200,000,000 Common Shares of par value $0.005 each and 7,500,000 Preference Shares of par value $0.001 each. The Shareholders shall have limited liability.

We expect to use the newly authorized Preference Shares for general corporate purposes as more fully described below. As with our existing Common Shares, none of the newly authorized Preference Shares will have preemptive rights.

Background and Reasons for the Increase in Authorized Preference Shares

We currently have authorized 2,500,000 Preference Shares, of which 1,058,000 are issued and outstanding as of October 1, 2011. We believe that we would benefit from having the flexibility to issue additional Preference Shares without the delay and expense of calling shareholder meetings for purposes of increasing the authorized number of Preference Shares.

Benefits of increasing our authorized Preference Shares include:

•	Ability to raise capital for use in acquisitions of oil and gas properties. The current number of available authorized Preference Shares limits our ability to effect such transactions and limits our ability to use the Preference Shares for other corporate purposes. Currently we do not have any plans, agreements, or understandings to issue any of the additional Preference Shares.
•	Potential anti-takeover effect and enhanced ability to negotiate on behalf of our shareholders in a takeover situation. We are not aware of any takeover efforts. However, if such actions were proposed, our ability to issue additional Preference Shares could have an anti-takeover effect.

In both examples, the delay and expense of calling shareholder meetings for purposes of increasing our authorized Preference Shares could prevent us from timely effecting an acquisition or transaction or from effectively negotiating a takeover situation. Therefore, the Board of Directors is proposing the Authorized Share Increase at this 2011 Annual General Meeting.

Effect of the Authorized Share Increase on Shareholders

As of the date of this proxy statement, we are authorized to issue up to 2,500,000 Preference Shares. These are in addition to the 200,000,000 Common Shares we are already authorized to issue. If the Authorized Share Increase is approved, we will amend our Memorandum of Association and our Bye-Laws to increase the number of Preference Shares we are authorized to issue to 7,500,000. This will not change the number of Common Shares that you own. However, we will have the power to issue a significant number of additional Preference Shares. Any future issuances of Preference Shares will be subject to applicable NASDAQ rules relating to shareholder approval of such share issuances.

Effect on Voting Power of Shareholders

Following approval of the Authorized Share Increase, if we issue additional Preference Shares that are convertible into our Common Shares, our shareholders may lose significant voting power.

Authorized but Unissued Shares

After approval of the Authorized Share Increase, we will have approximately 6,442,000 authorized but unissued Preference Shares. Any authorized but unissued Preference Shares would be available for issuance at the discretion of our Board of Directors from time to time for corporate purposes, subject to any Preference Shares reserved for issuance. The terms of any such Preference Shares, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters, as applicable, will be determined by the Board of Directors. We believe that the availability of the additional Preference Shares will provide us with additional flexibility to meet business and financing needs as they arise without the delay and expense.

No Appraisal Rights

Under Bermuda law and our Bye-laws, holders of our Common Shares will not be entitled to dissenter’s rights or appraisal rights with respect to the Authorized Share Increase.

Vote Required for Approval

An affirmative vote of a majority of votes cast by the holders of our Common Shares is required for the approval of the Authorized Share Increase. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING
“FOR” THE AUTHORIZED SHARE INCREASE.

PROPOSAL NO. 5:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND AUDITORS’ REMUNERATION

General

Our Audit Committee has selected UHY LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending June 30, 2012, and our Board of Directors asks that the shareholders approve the appointment of UHY LLP as the independent registered public accounting firm for such year and authorize our Audit Committee to determine the auditors’ remuneration. If the shareholders do not ratify the appointment of UHY LLP, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ended June 30, 2012 will be permitted to stand unless the Audit Committee finds other reasons for making a change. It is understood that even if the selection of UHY LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and its shareholders.

While the Audit Committee is responsible for the appointment, remuneration, retention and oversight of our independent registered public accounting firm, our Audit Committee and our Board of Directors are requesting that the shareholders ratify and approve the appointment of UHY LLP as our independent registered public accounting firm and authorize our Audit Committee to determine the auditors’ remuneration for fiscal year ending June 30, 2012 as a matter of good corporate practice. All services to be rendered by our independent registered public accounting firm are subject to pre-approval and review by our Audit Committee.

UHY LLP has audited our financial statements since our inception on July 25, 2005. The Audit Committee selected UHY LLP to act as our independent registered public accounting firm because the Audit Committee believes UHY LLP has significant resources and expertise in the oil and gas industry. UHY LLP has represented to us that it is independent with respect to our company within the meaning of the published rules and regulations of the SEC.

UHY LLP personnel work under the direct control of UHY LLP partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

A representative from UHY LLP will be present via telephone at the 2011 Annual General Meeting, will have an opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

An affirmative vote of a majority of votes cast by the holders of our Common Shares is required for the ratification and approval of the appointment of UHY LLP as our independent registered public accounting firm and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2012. Accordingly, abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
AND APPROVAL OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS TO SET THE AUDITORS’ REMUNERATION FOR THE
FISCAL YEAR ENDING JUNE 30, 2012.

Fees Paid to UHY LLP

The following table sets forth the aggregate fees for professional services rendered by UHY LLP for the years ended June 30, 2011 and June 30, 2010 on behalf of our company and our subsidiaries:

	Year Ended
	June 30, 2011	June 30, 2010
Audit Fees(1)	$789,500	$611,000
Audit Related Fees(2)	178,000	136,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$967,500	$747,000

(1)	Consists of fees for the audit of our annual financial statements, including those of our subsidiary, Energy XXI Gulf Coast, Inc., and internal control over financial reporting, review of our quarterly financial statements, and fees for the review and issuance of consents and comfort letters related to our registration statements and other SEC filings.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, special audits of acquired properties, audits of employee benefit plans and audit of Energy XXI Gulf Coast, Inc.’s December 31, 2010 balance sheet.
(3)	No fees were paid to UHY for tax services.
(4)	No other fees were paid to UHY LLP.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by UHY LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate pre-approval authority to one or more Audit Committee members. If so delegated, the Audit Committee member must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained.

We became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions, on December 29, 2006, which is the date our registration statement on Form 10 became effective. Our indirect, wholly-owned subsidiary, Energy XXI Gulf Coast, Inc., became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions on September 10, 2007, the date that its registration statements relating to the exchange offer to exchange outstanding unregistered notes for freely tradable exchange notes registered under the Securities Act of 1933, as amended (the “Securities Act”), became effective. The fees paid in the fiscal years ended June 30, 2011 and June 30, 2010 included in the above table were approved by the Audit Committee in conformity with the pre-approval process or pursuant to the SEC’s waiver of pre-approval provisions.

Other

In connection with the audits for the years ended June 30, 2011 and June 30, 2010, there were no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of UHY LLP, would have caused them to refer to such disagreement in connection with their report.

INFORMATION ABOUT DIRECTORS

The following sets forth information concerning each of the nominees for election to the Board and each continuing member of the Board, including their name, age, principal occupation or employment for at least the past five years and the period for which such person has served as a director of the company. There are no family relationships among any of our directors or executive officers.

As well as describing the experiences, qualifications, attributes and skills of the company’s continuing directors, the following describes the experiences, qualifications, attributes and skills that caused the Nomination Committee and Board to determine that the persons nominated as Class III directors to serve until the 2014 Annual General Meeting should be so nominated.

Nominees for Election as Class III Directors

The following information is furnished regarding the Class III nominees who will continue to serve on the Board until the 2014 annual meeting of shareholders and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

John D. Schiller, Jr. has been our Chairman of the Board and Chief Executive Officer since the founding of the company in 2005. Before founding the company, Mr. Schiller served as the Vice President, Exploration and Development, for Devon Energy from April 2003 to December 2003 with responsibility for domestic and international activities and as Executive Vice President, Exploration and Production, for Ocean Energy, Inc. from 1999 to April 2003, overseeing Ocean’s worldwide exploration, production and drilling activities. Before that Mr. Schiller served as Senior Vice President of Operations of Seagull Energy and held various positions at Burlington Resources and Superior Oil, where he began his career in 1981. Mr. Schiller is a registered professional engineer in the State of Texas, is a member of the Texas A&M University Dwight Look College of Engineering Advisory Board and a charter member and past Chairman of the Texas A&M University Petroleum Engineering Industry Board. He is a member of the Independent Petroleum Association of America, the American Petroleum Institute, the National Ocean Industries Association and the Society of Petroleum Engineers. Mr. Schiller currently serves on the Board of Directors of the Houston Alley Theatre and Escape Family Resource Center, both charitable organizations. Mr. Schiller graduated with honors, receiving a bachelor of science degree in petroleum engineering from Texas A&M University in 1981 and was inducted into the Texas A&M University Harold Vance Department of Petroleum Engineering’s Academy of Distinguished Graduates in 2008. Mr. Schiller is 52 years of age.

Mr. Schiller, one of the founders of the company, has 31 years of experience in the oil and gas industry and has been intimately involved in the formation, growth and leadership of the company since its inception. Mr. Schiller is particularly experienced in the Gulf of Mexico areas where our company’s core operations are located. Mr. Schiller’s extensive expertise in our industry assists the Board of Directors in making strategic decisions and his detailed knowledge and perspective regarding the challenges and strategic and operational opportunities facing the company make him uniquely qualified to lead our company and Board.

William Colvin, an independent director of the company since shortly after its formation in 2005, additionally serves as a non-executive director of Infrastrata plc, an AIM listed company primarily engaged in the business of gas storage. Aside from his directorships Mr. Colvin has focused on personal interests and investments since 2009, following the end of his almost four year service with Southern Cross Healthcare PLC, a nursing home operator based in the UK, where most recently he served as Chief Executive during 2008. From March 2005 to January 2008, until his appointment as Chief Executive, Mr. Colvin served as Southern Cross Healthcare PLC’s chairman of the board, the role Mr. Colvin assumed following the acquisition of NHP Plc by funds controlled by The Blackstone Group. From January 2000 to February 2005 Mr. Colvin was a director of NHP Plc, a property investment group in the UK specializing in the ownership of freehold or long leasehold interests in modern purpose-built nursing homes. From November 2000 to February 2005, Mr. Colvin was also the Chief Executive of NHP Plc. Mr. Colvin served as Finance Director of British-Borneo Oil & Gas Plc from 1992 to 1999, as Finance Manager/Director at Oryx UK Energy from 1990 to 1992, as group financial controller at Thames Television Plc from 1989 to 1990 and in a variety of financial roles for Atlantic Richfield (ARCO) Inc. from 1984 to 1989. From 1979 to 1984, Mr. Colvin worked in the audit department of Ernst & Young. He qualified as a Scottish Chartered Accountant in 1982 and holds a Bachelor of Commerce degree from the University of Edinburgh. Mr. Colvin is 53 years of age, serves as chair of the Audit Committee and is a member of the Remuneration Committee.

Mr. Colvin is an experienced financial leader with more than 31 years of experience in corporate finance, economics, accounting and financial management. His business and board experience, particularly his extensive knowledge of accounting principles and financial operating rules make him a valuable member of our Board. Additionally, his experiences working in the oil and gas industry enable him to understand and review our operations.

Continuing Class I Directors

The following information is furnished with respect to the Class I directors, who will continue to serve on the Board until the 2012 annual meeting of shareholders and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

Paul Davison, an independent director of the company since May 2007, has for the last year served as an advisor to the Oman Oil Company, advising primarily on exploration and production strategy and investments. Additionally, he has pursued personal interests and investments since serving as Technical and Operations Director of Paladin Resources plc from 1997 until its takeover in 2006. Before 1997, Mr. Davison served in various petroleum engineering and general management positions with Shell and Clyde Petroleum plc. Mr. Davison graduated from Nottingham University in 1974 with a degree in mining engineering. Mr. Davison is 58 years of age and is a member of the Remuneration and Nomination Committees.

Mr. Davison brings over 30 years of oil and gas industry experience to the Board, with a wealth of knowledge and experience relating to our operations. His career in operations, ranging from engineer to operations director, has provided Mr. Davison with a very strong foundation for assessing our overall corporate strategies and reviewing our operations. Mr. Davison also brings significant managerial experience, providing him with substantial knowledge in personnel management.

Hill A. Feinberg, an independent director of the company since May 2007, has served since 1991 as the Chairman and Chief Executive Officer of First Southwest Company, a privately held, fully diversified investment banking firm founded in 1946 that became a subsidiary of PlainsCapital Corporation in 2008. Additionally Mr. Feinberg serves as a member of the Board of Directors of PlainsCapital Corporation and is a member of the Advisory Board of Hall Phoenix Energy, a Texas-based energy investment company. Before joining First Southwest Company in 1991, Mr. Feinberg was a Senior Managing Director at Bear Stearns & Co. and a former Vice President and Manager of Salomon Brothers in the Dallas office. Mr. Feinberg is a past Chairman of the Municipal Securities Rulemaking Board (MSRB), the self-regulatory organization charged with the responsibility of writing rules governing the municipal securities activities of registered brokers. Mr. Feinberg also formerly served as a member of the board for Compass Bancshares, Inc. and is currently a member of the Greater Dallas Chamber. His civic and charitable service includes chairing the board of directors of the Phoenix Houses of Texas and serving as board member of Phoenix House Foundation. He is a board member of the Cardiopulmonary Research Science and Technology Institute, a member of the Board of Trustees and Executive Committee of St. Mark’s School of Texas, and he serves on the board of visitors of the UT Southwestern Health System. He is the past Chairman of the MBM Foundation, which is the governing board of the partnership between Menninger Clinic and the Baylor College of Medicine. He is past-chairman of the corporate giving committee for the Senior Source. Mr. Feinberg received his bachelor’s degree in finance from the University of Georgia in 1969, receiving the Distinguished Alumnus Award from the University of Georgia’s Terry College of Business in May 2008. After graduation, he joined the U.S. Army Corps of Engineers, serving as first lieutenant in Vietnam from 1970 to 1971. Mr. Feinberg is 64 years of age, serves as lead independent director and chair of the Nomination Committee and is a member of the Audit Committee.

Mr. Feinberg is an experienced financial leader with more than 30 years in the financial services industry. His education in finance, his extensive experience in banking and investments, as well as his service to regulatory groups combine to bring significant business and financial experience to our Board and give him useful insight into strategies and solutions needed to address an increasingly complex business environment. His years leading an investment banking firm and his service on other boards give him a deep understanding of the role of the board and committees, making him particularly valuable to our Board.

Continuing Class II Directors

The following information is furnished with respect to the Class II directors, who will continue to serve on the Board until the 2013 annual meeting of shareholders and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

David M. Dunwoody, an independent director of the company since shortly after its formation in 2005, is the President of Morris Pipeline Company, a natural gas gathering company operating in Texas, and has served in that capacity since 1998. From 1982 to 1998, Mr. Dunwoody held various positions with TECO Pipeline Company, an intrastate pipeline company operating in Texas subsequently acquired by PG&E Corporation. Mr. Dunwoody graduated with a bachelor’s degree in business administration from the University of Texas at Austin in 1971. Mr. Dunwoody is 61 years of age, serves as chair of the Remuneration Committee and is a member of the Audit Committee.

Mr. Dunwoody’s 40 years of experience in the oil field services industry adds a valuable depth of understanding to the Board of that segment of the oil and gas industry. His 13 years as President of Morris Pipeline Company has provided him with the managerial skills necessary to assess and help direct our corporate personnel policies and adds significant value to his leadership of the Remuneration Committee.

Cornelius Dupré II, an independent director of the company since October 2010, is the Chairman of Dupré Interests, an investment and private equity firm, serving in that capacity since founding the company in 2004. He has also served on the Board of Directors of Caza Oil & Gas, Inc., a publicly-held company trading on the AIM and the Toronto Stock Exchange, since April 2008. From July 1999 to May 2004, Mr. Dupré served as Senior Vice President, Sales and Marketing of National Oilwell, Inc. following its acquisition by merger of Dupré Companies, a group of oilfield services companies, where Mr. Dupré served as founder, Chairman and CEO from November 1981. Mr. Dupré is a member of the Society of Petroleum Engineers, the American Petroleum Institute, the IPAA, the Petroleum Equipment Suppliers Association, the International Association of Drilling Contractors and the Houston Producers Forum, and a member of the Boards of the National Ocean Industries Association and Western Energy Alliance. Mr. Dupré received a bachelor of science degree from Louisiana State University, a master’s degree in business administration from Northeastern University and a Juris Doctor degree from Louisiana State University Law Center. Mr. Dupré is 59 years of age and serves as a member of the Remuneration and Nomination Committees.

As an oil and gas services entrepreneur with more than 30 years of experience, Mr. Dupré brings a wealth of knowledge and experience to our Board. His experiences as a founder, director and leader of various businesses have provided him with valuable skills in operational, management, personnel and business development matters. His experiences as director of other companies have provided him with extensive knowledge in corporate governance and management matters and the ability to apply that knowledge to our governance and business operations.

Kevin Flannery, an independent director of the company since October 2010, is the president and chief executive officer of Whelan Financial Corporation, a company he founded in 1993 that specializes in financial management and consulting, the chairman of the board of Modern Luxury Media, Inc., a magazine publishing company, a director and member of the compensation committee of ATS Corporation, publicly traded on AMEX and a director of Luxfer Holdings plc (a manufacturer of high performance engineering materials) and FPM Heat Treating (a leading provider of heat treatment processes). Mr. Flannery is also a member of the New York Stock Exchange Allocation Committee. Mr. Flannery has previously served on the boards of directors of the following companies: Dan River Inc. (2005); Darling International, Inc. (May 2004 to May 2006 — audit, compensation and governance committees); Sheffield Steel Corp. (August 2002 to May 2006 — special committee chairman); Cascade Timberland LLC (December 2004 to June 2006 — audit committee member); Atkins Nutritionals Inc. (2006 to September 2007 — audit committee chairman and compensation committee member); Norwood Promotional Products Inc (2006 to 2007 — audit and finance committee chairman and compensation committee member); Texas Petrochemical LP (May 2004 to June 2009  — compensation and finance committees chairman); Daystar Technologies, Inc. (April 2007 to September 2009 — compensation committee chairman); and Seitel, Inc. (December 2004 to May 2007 — compensation, nomination and governance committees). He has assisted Rehrig United Inc., a manufacturing company, in its liquidation following its inability to survive a spike in material costs (serving as its chairman and chief executive officer in 2008) and oversaw RoweCom, Inc., a provider of service and e-commerce solutions for purchasing and managing print and e-content knowledge resources, in its reorganization proceedings under Chapter 11 of the United States Bankruptcy Code and it negotiations with the creditors’ committees (serving as its chairman and chief executive officer during 2003 through October 2004). Mr. Flannery also served as the chairman and chief executive officer or Telespectrum Worldwide, a telemarketing and consumer service company (April 2002 to October 2004). Mr. Flannery began his career at Goldman Sachs & Co and was a senior managing director of Bear Stearns & Co. Mr. Flannery is 67 years of age and is a member of the Audit and Nomination Committees.

Mr. Flannery’s 40 years of experience in both operational and management roles in a variety of industries has given him significant insight into the company’s operational and financial opportunities and the means to take advantage of them. Additionally, his service on numerous boards and board committees provide a unique depth of knowledge concerning governance matters that is of great value to the Board and its committees.

BOARD OF DIRECTORS AND GOVERNANCE

Role of our Board of Directors

Pursuant to our Bye-Laws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors, provided that the number of directors must not be less than three (3). Currently, our Board of Directors has seven (7) members. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2012, 2013 and 2011, respectively. The terms for each class expire on the date of the third annual general meeting following the most recent election of directors for such class. Each director holds office until the next annual general meeting for the election of directors of his class and until his successor has been duly elected and qualified or until his earlier removal or resignation.

Our Board of Directors meets regularly to review significant developments affecting our company and to act on matters requiring Board of Directors approval. Our Board of Directors held eight (8) formal board meetings, as well as committee meetings described below, during the fiscal year ended June 30, 2011 and acted eight (8) times by written consent without a formal meeting. During fiscal year ended June 30, 2011, we had 100% member attendance at our Board and committee meetings.

Corporate Governance

We maintain a corporate governance page on our website, which includes key information about our Code of Business Conduct and Ethics and charters for each of the committees of our Board of Directors: the Audit Committee, the Remuneration Committee and the Nomination Committee. The corporate governance page can be found at www.energyxxi.com, by clicking on “Management Team” and then on “Corporate Governance.”

Board Leadership

Our Board of Directors has chosen to combine the positions of Chief Executive Officer and Chairman of our Board of Directors. Our Board of Directors believes that combining these positions is currently the most effective leadership structure for our company given Mr. Schiller’s in-depth knowledge of our company’s business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with and knowledge of the industry. As Chief Executive Officer, Mr. Schiller is intimately involved in the day-to-day operations of our company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of our Board of Directors. Our Board of Directors believes that this structure facilitates communications between the Board, its committees and management, creates the most efficient and productive relationship between the Board’s strategic role and management’s control of daily operations, uses Mr. Schiller’s knowledge of the company’s business and the oil and gas industry to the company’s benefit and advantage and provides an effective balance for the management of our company in the best interests of our company’s shareholders.

To ensure a strong and independent Board of Directors, the company also has a lead independent director. Hill Feinberg, the chair of the Nomination Committee, is currently designated to serve as lead independent director. The lead independent director presides at executive sessions of the Board, serves as an ex officio member of each committee of the Board where he is not currently an appointed member, serves as the liaison between the Chairman of the Board and the other directors, presides at meetings of the Board at which the Chairman of the Board is not present, coordinates the retention of advisors who report directly to the Board and, at the request of the Chairman of the Board, meets with management to preview significant matters expected to be presented to the Board.

Below is a comparison of several respective responsibilities of the Chairman/Chief Executive Officer and the lead independent director.

Chairman/Chief Executive Officer	Lead Independent Director
• Calls and sets agendas for meetings of the Board of Directors and the shareholders	• Calls and sets agendas for executive sessions with the independent directors
• Chairs Board of Directors meetings and the annual meeting of shareholders	• Chairs Board of Directors meetings and the annual meeting of shareholders when the Chairman is unavailable
• Chairs meetings of the Board of Directors when there is a potential conflict of interest with the Chairman on issues to be considered
• Chairs executive sessions of the independent directors
• Ensures that information provided to the Board of Directors is sufficient for it to fulfill duties	• Advises the Chairman on the quality, timeliness and scope of information provided to the Board of Directors
• Communicates with all directors on key issues	• Serves as a non-exclusive conduit to the Chairman
• Represents the company to and interacts with external stakeholders and employees	• Is available for direct communication with directors on matters that may involve a conflict of interest with the Chairman
• Is not a member of any committee of the Board of Directors	• Is an exofficio member of any committee of the Board of Directors on which he is not otherwise a member
• Attends meetings of the Audit, Nomination and Remuneration Committee when requested to provide input on matters to be considered, but does not participate in votes on any matters before a committee	• Attends and advises in all meetings of the Audit, Nomination and Remuneration Committees, but only participates in votes of committees on which he is otherwise a member

Risk Management

Our Board of Directors generally administers its risk oversight function through the Board as a whole. Our executive officers, who report to our Chairman and Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executive officers regularly reports to our Board of Directors regarding the company’s financial results, the status of the company’s operations, the company’s safety performance and other aspects of implementing the company’s business strategy. The Board of Directors reviews, evaluates and discusses these risk management processes, engaging in open communication with management.

Independence

As required under the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”), a majority of the members of our Board of Directors must qualify as independent, as affirmatively determined by our Board of Directors. NASDAQ’s independence criteria include a series of objective tests, such as that the director has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ Listing Standards, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management. Based on this evaluation and consistent with NASDAQ’s independence criteria, our Board of Directors has affirmatively determined that Messrs. Colvin, Davison, Dunwoody, Dupré, Feinberg and Flannery are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Colvin, Davison,

Dunwoody, Dupré, Feinberg and Flannery constitute a majority of the members of our Board of Directors. Mr. Schiller is not independent because he currently serves as our Chairman and Chief Executive Officer.

Executive Sessions and Meetings of Independent Directors

Our Board of Directors holds executive sessions of the non-management directors following each regularly scheduled meeting of our Board of Directors. Executive sessions do not include any of our employee directors.

Board Attendance at Annual General Meetings

We encourage, but do not require, our directors to attend our annual general meetings. We reimburse the travel expenses of any director who travels to attend the annual general meetings. At the 2010 Annual General Meeting, all of our directors attended.

Communications with our Board of Directors

Our non-management and independent directors have approved a process for shareholders to communicate with our directors. Pursuant to that process, shareholders, employees and others interested in communicating with our Board of Directors may communicate with our Board of Directors by writing to the following address:

Energy XXI (Bermuda) Limited
c/o Corporate Secretary
Canon’s Court, 22 Victoria
PO Box HM 1179
Hamilton HM EX, Bermuda

In any such communication, an interested person may also designate a particular director, or a committee of our Board of Directors, such as the Audit Committee. Our Corporate Secretary will forward all correspondence to our Board of Directors or the particularly designated audience, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within our company for review and possible response.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act, which applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer, chief accounting officer and controller. A current copy of the Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website at www.energyxxi.com under “Corporate Governance.” A copy of our Code of Business Conduct and Ethics may also be obtained free of charge upon a request directed to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Investor Relations. We will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics by posting such information on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

As part of the Code of Business Conduct and Ethics, we have adopted procedures related to the identification of conflicts of interest including related party transactions. Any potential conflicts of interest including related party transactions are to be brought to the attention of the appropriate personnel. Senior management evaluates instances of potential conflicts, including related party transactions, and in cases where the matter is deemed significant, consults with our Board of Directors.

Committees of Our Board of Directors

Our Board of Directors currently has an Audit Committee, a Nomination Committee and a Remuneration Committee.

Director	Audit	Nomination	Remuneration
John D. Schiller, Jr.	—	—	—
William Colvin	C	—	M
Paul Davison	—	M	M
David M. Dunwoody	M	—	C
Cornelius Dupré II	—	M	M
Hill A. Feinberg(1)	M	C	—
Kevin Flannery	M	M	—
Meetings in FYE 2011	5	5	3
Actions by Consent in FYE 2011	1	0	1

(1)	Lead independent director serves as an exofficio member of all committees on which he is not otherwise a member.

C = Chairman M = Member

Audit Committee

Our Board of Directors has established an Audit Committee that convenes at least four times a year. The Audit Committee is currently comprised of Messrs. Colvin (who serves as its chair), Dunwoody, Feinberg and Flannery, each of whom is an independent director under the NASDAQ Listing Standards and Rule 10A-3 under the Exchange Act. Our Board of Directors also has determined that each member of the Audit Committee is financially literate and that Mr. Colvin has the necessary accounting and financial expertise to serve as chair. Further, our Board has determined that Mr. Colvin is an “audit committee financial expert” following a determination that Mr. Colvin met the criteria for such designation under the SEC’s rules and regulations.

The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The Audit Committee recommends the annual appointment of our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, and reviews accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Audit Committee’s report regarding the fiscal year ended June 30, 2011 begins on page 58.

Remuneration Committee

Our Board of Directors has established a Remuneration Committee comprised of Messrs. Dunwoody (who serves as its chair), Colvin, Davison and Dupré, all of whom are independent under the NASDAQ Listing Standards.

The Remuneration Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The Remuneration Committee evaluates the performance of our officers, reviews overall management compensation and benefits policies, and reviews and recommends employee benefits plans, options and/or restricted share grants and other incentive arrangements. Additional information regarding the Remuneration Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below. The Remuneration Committee’s report begins on page 41.

Nomination Committee

Our Board of Directors has established a Nomination Committee comprised of Messrs. Feinberg (who serves as its chair), Davison, Dupré and Flannery, all of whom are independent under the NASDAQ Listing Standards.

The Nomination Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The primary purposes of the Nomination Committee are to: (1) identify individuals qualified to become members of our Board of Directors and recommend such individuals to our Board of Directors for nomination for election to our Board of Directors, (2) make recommendations to our Board of Directors concerning committee appointments, and (3) provide oversight of the corporate governance affairs of our Board of Directors and our company.

Director Nomination Process

Our Nomination Committee has a policy of considering candidates for director, including those candidates recommended by our shareholders. The Nomination Committee reviews candidates based on general criteria it has established for membership on our Board of Directors, including, among other things, such candidates’ integrity, independence, diversity of experience, leadership, ability to exercise sound judgment, scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology and other areas relevant to our global business. Our Nomination Committee uses the same processes in evaluating nominations for our Board, irrespective of whether the nomination is made by a shareholder or by a member of our Board of Directors. Although our Nomination Committee has not established any fixed qualifications for an acceptable nominee to our Board of Directors, our Nomination Committee believes our directors should possess the highest personal and professional ethics, integrity and values, be committed to representing the long-term interests of our shareholders and be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively. In addition, our directors should be committed to serve on our Board of Directors for an extended period of time and should not serve on the boards of business entities competitive with us, or on the board of directors of more than three public companies, unless doing so would not impair the director’s service on our Board of Directors. While the Board of Directors does not have a formal policy on diversity, the Board seeks candidates who, in addition to providing a range of talents and expertise, are sufficiently diverse as to provide a range of perspectives representative of the interests of constituencies served or to be considered from time to time by the Board of Directors, including our shareholders and our employees. Our Nomination Committee does not have a formal process for identifying and evaluating nominees for directors, but rather uses its network of contacts to identify and evaluate potential candidates.

Any shareholder desiring to nominate qualified candidates for election as a director to our Board of Directors must submit to our Corporate Secretary a notice, executed by such shareholder (not being the person proposed as a candidate) prior to a contemplated annual general meeting and received not less than 60 days nor more than 90 days before the date that our proxy statement is released to our shareholders in connection with the prior year’s annual general meeting, of the intention to propose such candidate. The notice must set forth as to each person whom the shareholder proposes to nominate for director:

•	the name, age, business address and residence address of such person;
•	the principal occupation or employment of such person;
•	the class, series and number of Common Shares beneficially owned by such person;
•	particulars which would, if such person were so appointed, be required to be included in our register of directors and officers maintained under Bermuda law;

•	a letter from such person indicating that he is willing to be considered for election as a director; and
•	all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act.

For additional information, see “Shareholder Proposals for 2012 Annual General Meeting.”

Remuneration Committee Interlocks and Insider Participation

For the first portion of fiscal year 2011 until November 9, 2010 all members of the Board served on the Remuneration Committee, with the exception of Mr. Schiller. At the 2010 Annual General Meeting held on November 9, 2010, the membership of each committee, including the Remuneration Committee, was changed. Since November 9, 2010 the Remuneration Committee has been comprised of the following independent directors: Messrs. Dunwoody, Colvin, Davison and Dupré II. None of the members of the Remuneration Committee at any point during fiscal year 2011 was an officer or employee of us or had a relationship requiring disclosure. No executive officer of our company served as a member of the compensation committee or as a director of any entity where an executive officer of such entity is a member of our Board of Directors or the Remuneration Committee.

Mr. Schiller, our Chairman of our Board and Chief Executive Officer, participated in deliberations concerning executive compensation, although he was not responsible for the deliberations or final determination of his compensation.

Director Compensation

We believe that it is important to attract and retain outstanding non-employee directors and one way that we believe we can achieve this goal is to offer compensation and incentives for such service. Directors who are not deemed “independent,” or who are our employees or employees of any of our subsidiaries, receive no additional compensation for their services as directors.

The following table and narrative disclosure provide information on our compensation for non-employee directors for our fiscal year ended June 30, 2011. A description of the compensation of Mr. Schiller, who is an employee director of the company, is separately provided in this proxy statement under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William Colvin	$116,000	$75,000	$-0-	$191,000
Paul Davison	99,500	75,000	-0-	174,500
David M. Dunwoody	111,000	75,000	-0-	186,000
Cornelius Dupré II	69,750	75,000	-0-	144,750
Hill A. Feinberg	117,000	75,000	-0-	192,000
Kevin Flannery	69,750	75,000	-0-	144,750

(1)	The amounts shown reflect the fees earned by each non-executive director for: (1) attendance at meetings during the fiscal year ended June 30, 2011 ($3,500 for each of the eight Board of Directors meetings and $1,500 for each of the 13 committee meetings), (2) service as chairs of committees and as lead independent director ($15,000 each for the audit chairman and lead independent director, and $10,000 each for the nomination and remuneration chairmen), and (3) a $55,000 cash retainer payable quarterly. Messrs. Dupré II and Flannery were appointed to our Board of Directors on October 4, 2010, and therefore, did not serve all of fiscal year ended June 30, 2011 and were not compensated for meetings occurring prior to their appointment.
(2)	The equity retainer is paid in Common Shares in an amount equivalent to $75,000 using the closing price on the date of the Annual General Meeting (in the case of last fiscal year, November 9, 2010), which represents the grant date fair value computed in accordance with FASB ASC Topic 718. For the fiscal year 2011, each director was awarded 3,333 Common Shares based on a $22.50 closing price on the date of the 2010 Annual General Meeting. On October 4, 2010, Messrs. Dupré II and Flannery also received

327 Common Shares (having a grant date fair value computed in accordance with FASB ASC Topic 718 of $7,603 at $23.25 per common share) each for pro rata payment of their 2010 equity retainer for serving our Board of Directors from October 4, 2010 until the 2010 Annual General Meeting.

Effective September 1, 2008, our Board of Directors adopted the Energy XXI Services, LLC Directors’ Deferred Compensation Plan, which, together with our non-executive director remuneration plan, constitute our remuneration plans for our outside directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 15, 2011 the number and percentage of our outstanding Common Shares that, according to the information available to us, were owned by (1) each of our directors and each person nominated to become one of our directors, (2) each of our executive officers who are our “Named Executive Officers” for whom we provide compensation information in this proxy statement, (3) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Shares and (4) all of our directors, director nominees and executive officers as a group.

For purposes of the table below, we deem Common Shares subject to options that are currently exercisable or exercisable within 60 days of September 15, 2011 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the Common Shares beneficially owned by them, subject to community property laws, where applicable. Except as expressly stated otherwise, the address for the beneficial owners listed below is: Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO BOX HM 1179, Hamilton HM EX, Bermuda.

Name and Address of Beneficial Owner	No. of Common Shares	Percent of Class
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	7,621,729	10.27%
Mount Kellett Capital Management L.P. 623 Fifth Avenue, 18th Floor, New York, NY 10022	5,849,226	8.4%
MSDC Management, L.P. 645 Fifth Avenue, 21st Floor, New York, NY 10022	4,583,528	6.2%
Leon G. Cooperman 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005	4,062,380	5.9%
John D. Schiller, Jr.(1)	1,572,707	2.1%
William Colvin	55,281	*
Paul Davison	53,026	*
David M. Dunwoody	69,038	*
Cornelius Dupré II	170,537	*
Hill A. Feinberg	108,301	*
Kevin Flannery	16,528	*
D. West Griffin(1)	287,307	*
Ben Marchive	269,810	*
Hugh Menown	39,528	*
Todd Reid	50,384	*
All directors, director nominees and officers as a group (19) persons as of September 15, 2011	3,051,676	4.0%

*	Indicates less than 1%
(1)	Includes Common Shares underlying stock options of 150,000 for Mr. Schiller and 50,000 for Mr. Griffin, all of which have vested as of September 10, 2011. None of the stock options have been exercised. The options were granted under the 2006 Long-Term Incentive Plan, with each option being exercisable for one Common Share at $17.50 per share.

INFORMATION ABOUT EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this proxy statement, regarding each of our executive officers. Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

In addition to Mr. Schiller, whose biographical information is shown above under “Information About Directors” beginning on page 14, the following persons are our executive officers.

Name	Age	Position(s) with the Company
John D. Schiller, Jr.	52	Chief Executive Officer
D. West Griffin	50	Chief Financial Officer
Ben Marchive	64	Executive Vice President, Exploration and Development
Todd Reid	48	Senior Vice President, Marketing and Risk Management
Hugh A. Menown	53	Senior Vice President, Chief Accounting Officer and Chief Information Officer
J. Granger Anderson III	56	Vice President, Land
Bo Boyd	39	Vice President, Law
Rick Fox	58	Vice President, Controller
Stewart Lawrence	50	Vice President, Investor Relations and Communications
Kerry McDonough-Longmore	43	Vice President, Human Resources and Administration
Steve Nelson	51	Vice President, Drilling and Production
Tom O’Donnell	51	Vice President, Exploitation
Bobby Poirrier, Jr.	41	Vice President, Corporate Development & Planning, Treasurer

John D. Schiller, Jr.’s biographical information is located under “Information About Directors.”

D. West Griffin has been our Chief Financial Officer since our inception in 2005. From January 2004 to December 2004, Mr. Griffin was the Chief Financial Officer of Alon USA, a refining and marketing company. From April 2002 to January 2004, Mr. Griffin owned and operated a turn-around consulting business, Energy Asset Management. From 1996 to April 2002, Mr. Griffin served in various positions with InterGen, including as Chief Financial Officer for InterGen’s North American business and supervisor of financing of all of InterGen’s Latin American projects. From 1993 to 1996, Mr. Griffin worked in the Project Finance Advisory Group of UBS. From 1985 to 1993, Mr. Griffin served in various positions with Bankers Trust Company. Mr. Griffin has 26 years of finance experience, graduated Magna Cum Laude from Dartmouth College in 1983 and received a master’s degree in business administration from Tuck Business School in 1985.

Ben Marchive has served as our Executive Vice President of Exploration and Development since July 2010, having served as our Senior Vice President of Operation from April 2006 until his current appointment. Mr. Marchive joined our company in April 2006. He began his career with Superior Oil Company, where he gained extensive knowledge of offshore drilling, completion and production operations. He has since held management positions with Great Southern Oil & Gas, Kerr-McGee Corporation and most recently Ocean Energy, Inc. During his fourteen year tenure at Kerr-McGee, Mr. Marchive managed all disciplines of engineering dealing with drilling, production operations, completions and reserve determination for the offshore division. At Ocean Energy, Inc., Mr. Marchive served as Vice President, Production North America, with responsibility for all production operations in North America, both on land and offshore. Mr. Marchive has 32 years of experience in the oil and gas industry and received a bachelor of science degree in petroleum engineering from Louisiana State University in 1977.

Todd Reid serves as our Senior Vice President of Marketing and Risk Management. Most recently, Mr. Reid served as President of Houston Research & Trading Ltd. from 2003 until joining us in July 2006. From 1993 to 2003, Mr. Reid held senior management positions with Duke Energy Trading and Marketing, NP Energy, Louisville Gas and Electric and Dynegy. Before coming to the energy industry, Mr. Reid was a market maker for six years on the floor of the Chicago Board Options Exchange and was a member of the Chicago Board of Trade. Mr. Reid has 19 years of experience in the energy marketing and trading business and graduated with honors from Illinois College with a bachelor of science degree in physics and mathematics in 1984, receiving a master’s degree in business administration from Washington University in St. Louis in 1986.

Hugh A. Menown has served as our Senior Vice President, Chief Accounting Officer since August 2006 and our Chief Information Officer since 2010. For the first seven months of 2006, Mr. Menown worked as an independent consultant in the energy industry. From March 2002 until December 2005 Mr. Menown was employed by Quanta Services, Inc., serving as Chief Financial Officer of two of its subsidiaries. From 1987 to 1999, Mr. Menown provided audit and related services for clients at PricewaterhouseCoopers, LLP in the Houston office, where for seven years he was the partner in charge of the transaction services practice providing due diligence, mergers and acquisition advisory and strategic consulting to numerous clients in various industries. Mr. Menown has more than 31 years of experience in mergers and acquisitions, auditing and managerial finance, is a certified public accountant and a 1980 graduate of the University of Missouri-Columbia with a bachelor’s degree in business administration.

J. Granger Anderson III has served as our Vice President of Land since 2006. Mr. Anderson previously held positions at Hunt Oil Company, Enserch Exploration, Inc., Burlington Resources, Inc., Westport Resources Corporation and most recently Kerr-McGee Corporation where he served as Chief Landman. He is a Certified Professional Landman and his experience includes international and domestic operations, both onshore and offshore. Mr. Anderson is a member of the Association of International Petroleum Negotiators, Petroleum Landmen's Association of New Orleans, Houston Association of Professional Landmen, the American Association of Professional Landmen (AAPL) and the AAPL OCS Advisory Board. Mr. Anderson has 30 years of experience in the oil and gas industry and graduated from Texas A&M University with a bachelor of science degree in agricultural economics in 1977.

Bo Boyd has served as our Vice President of Law since November 2007. Before joining the company, Ms. Boyd practiced law with the Corporate and Securities section of Jenkens & Gilchrist, P.C. in the Houston, Texas office, for ten years. During that time, Ms. Boyd represented public and private entities, primarily in the oil and gas industry, assisting in four IPOs, conducting various Securities Act securities offerings and preparing all filings for Exchange Act reporting clients, as well as negotiating acquisitions and divestitures of over 100 entities. Ms. Boyd received a bachelor of arts degree in history from the University of Texas in 1993 and her law degree from the University of Houston School of Law in 1997, graduating magna cum laude. Ms. Boyd was licensed to practice law by the State Bar of Texas in 1997 and is a member of the Houston, Texas, and American Bar Associations.

Rick Fox has served as our Vice President, Controller since 2006. From 2001 to 2006, Mr. Fox was the Director of Accounting and Control for Peoples Energy Production Company, a wholly owned subsidiary of Peoples Energy Corporation. Mr. Fox has more than 32 years of experience in the oil and gas industry, including 16 years with Burlington Resources in various management positions. Mr. Fox began his career with Getty Oil after graduating from Baylor University in 1974 and is a Certified Public Accountant.

Stewart Lawrence joined us in March 2007 as our Vice President of Investor Relations and Communications. From September 2001 until March 2007, he was Manager of Investor Relations for Anadarko Petroleum Corporation, one of the largest U.S. independent oil and gas companies. From 1996 to 2001, Mr. Lawrence was responsible for investor relations and other communications functions at MCN Energy Group, a diversified energy company that was acquired in 2001 by DTE Energy Company. Mr. Lawrence has 24 years of investor relations and communications experience and received a bachelor of arts degree in journalism in 1987 and a master’s degree in business administration in 1995 from the University of Houston.

Kerry McDonough-Longmore joined the company in 2007 as Vice President of Human Resources and Administration. Ms. McDonough-Longmore was previously employed by Occidental Oil & Gas as a senior business partner supporting the Permian Basin where she was responsible for EEO/Compliance training, performance management, compensation, and expatriate assignments for her division and earlier held various human resource positions of increasing responsibility with Burlington Resources, Calpine Energy

Services/Calpine Natural Gas Corporation and MD Anderson Cancer Center. Ms. McDonough-Longmore received a bachelor of business administration degree from the University of Houston, a master’s degree in business administration from Texas Woman’s University and is a member of the Society for Human Resources Management and HR-Houston.

Steve Nelson has served as our Vice President of Drilling and Production since April 2006. Mr. Nelson was the Manager of Drilling and Operations for the Western Division of Devon Energy, the largest independent oil and gas company in the United States, after his previous employer, Ocean Energy, was acquired by Devon Energy in May 2003. At Ocean Energy, Mr. Nelson served as U.S. Onshore Well Work Superintendent from April 1999 until April 2000 and then as Production and Engineering Manager for U.S. Onshore for the remainder of his tenure there. Mr. Nelson previously spent 16 years with Kerr McGee’s Gulf of Mexico Division in various operations and supervisory jobs. He has over 28 years of experience in the oil and gas business, graduating with a bachelor of science degree in petroleum engineering from the University of Oklahoma in 1983.

Tom O’Donnell has served as the Vice President of Exploitation of the company since 2010 and joined the company in 2006 as Vice President of Corporate Development. From 1991 through 2005, Mr. O’Donnell was employed by Burlington Resources and a predecessor company, Meridian Oil, holding managerial positions in engineering, field operations, strategic planning and business development. From 1986 through 1990, Mr. O’Donnell was employed by Mobil Oil Company. Mr. O’Donnell has 24 years of experience in the oil and gas industry, graduating from Texas A&M University with a bachelor of science degree in petroleum engineering in 1986. He is a licensed professional engineer in the State of Texas and a member of the Society of Petroleum Engineers

Bobby Poirrier, Jr., serves as the company’s Vice President of Corporate Development and Planning (since November 2010) and Treasurer (since joining the company in 2010). Most recently employed for eleven years in the area of energy finance by The Royal Bank of Scotland and Toronto Dominion Securities, Mr. Poirrier also has six years of production and reservoir engineering experience with Cabot Oil and Gas and Apache Corporation, where he began his career. Mr. Poirrier is a 1992 graduate of Colorado School of Mines with a bachelor of science degree in petroleum engineering and also holds a master's degree in finance from the University of Houston.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions

A subsidiary of the Company recently entered into an agreement with certain investors, including affiliates of Mount Kellett Capital Management L.P., Black Rock Inc., and MSDC Management (each of which beneficially owns in excess of five percent of the Company’s outstanding common stock), which provides the framework for a joint investment in and exploitation of shallow natural gas assets in the onshore and offshore Gulf Coast. Under the terms of the framework, capital would be provided by the participants in the event an acquisition opportunity is presented and accepted for investment by the venture. As of the date of this proxy statement, no potential acquisitions have been identified or are being contemplated under this arrangement. If investments are made, the Company’s subsidiary would invest 20% of the aggregate capital committed up to $105 million, subject to adjustment under certain circumstances. The Company would receive an additional carried interest on its investment. The Company has agreed that the venture will have a two year right of first offer on certain shallow natural gas acquisition opportunities. There is no assurance that any potential acquisition will be identified or completed by the venture.

From time to time we have entered into arrangements in the ordinary course of business with entities owned or controlled by Cornelius Dupré II, who was appointed to our board of directors in October 2010. These entities provide us with oil field services, and during fiscal year ended June 30, 2011 we made aggregate payments of approximately $345,000 to these entities for those services. We believe these costs are comparable to costs charged by non-affiliated third-party suppliers of similar services. We expect that we will continue to use these services in the future.

Mr. Schiller’s son, John Daniel Schiller III, is a non-executive employee of the company in the Investor Relations department and has been employed by us since May 2006. Mr. Schiller’s son received total compensation for the fiscal year ended June 30, 2011 that was greater than $120,000 but less than $250,000.

Mr. Marchive’s son, Ben Marchive Jr., is a non-executive employee of the company in the Land department and has been employed by us since November 2006. Mr. Marchive’s son received total compensation for the fiscal year ended June 30, 2011 that was greater than $120,000 but less than $250,000.

The related party transactions discussed above were approved in accordance with our procedures related to the identification of conflicts of interest, including related party transactions. See “Board of Directors and Governance — Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The analysis set forth below explains our compensation programs, as well as the objectives and rationales for the various elements of our compensation, for our “Named Executive Officers”:

•	Mr. John D. Schiller, Jr., Chief Executive Officer
•	Mr. D. West Griffin, Chief Financial Officer
•	Mr. Ben Marchive, Executive Vice President of Exploration and Production
•	Mr. Todd Reid, Senior Vice President of Marketing and Risk Management
•	Mr. Hugh Menown, Senior Vice President, Chief Accounting Officer and Chief Information Officer

This discussion is divided as follows:

•	Part I: Executive Summary — discusses our overall approach to compensation and the factors that contributed to setting our compensation for fiscal year ended June 30, 2011.
•	Part II: Roles of Contributors to our Compensation Program — reviews the participants and tools that help us make compensation decisions.
•	Part III: Elements of Compensation — analyzes the components of our Named Executive Officers’ compensation.
•	Part IV: Factors for Determining Fiscal Year 2011 Compensation — reviews the factors in determining compensation for fiscal year ended June 30, 2011 for our Named Executive Officers.
•	Part V: Material Tax and Accounting Considerations — discusses various regulatory matters that contribute to our compensation decisions.

Part I: Executive Summary

Compensation Program and Philosophy

The purpose of our compensation program is to motivate exceptional individual and organizational performance that is in the long-term best interests of our shareholders. We use traditional compensation elements of base salary, annual incentives, long-term incentives, and employee benefits to deliver attractive and competitive compensation. We benchmark the competitiveness of our compensation programs among our industry peers to evaluate the appropriateness of pay. All of our executive pay programs are administered by our Remuneration Committee with assistance from an independent consultant. We link the majority of executive compensation to variable compensation that is dependent on performance.

Fiscal Year 2011 Highlights

Our compensation is best understood in the context of our accomplishments and external influences during fiscal year ended June 30, 2011, such as:

•	We delivered record financial and operational success
•	Our reserves were up by 54% to a record level of 117 million barrels of oil equivalent
•	We replaced 124% of our production organically, which is significant for an acquire-and-exploit company such as ours
•	We acquired properties from ExxonMobil Corporation that positioned us as the third largest oil producer in the Gulf of Mexico Shelf
•	We reduced our net debt by $200 million using cash flow
•	We reduced our debt to total capitalization from 64% to 54%
•	Our stock price more than doubled, from $15.78 at June 30, 2010 to $33.22 at June 30, 2011

•	We operated in an increasingly competitive environment
•	We responded to industry challenges of an increased regulatory environment for oil and gas exploration

The following are highlights of our 2011 compensation program:

•	Linked long-term incentive value to shareholder value through our performance based performance unit incentive plan
•	Provided executives with a balanced incentive approach to annual awards, rewarding critical operational and financial accomplishments
•	Reviewed the appropriateness of our peer group to ensure its usefulness given our increased size and organizational complexity
•	Retained the services of an independent advisor to assist with administration of executive compensation
•	Benchmarked executive compensation against peers and the market to ensure continued competitiveness

Compensation Objectives

To reward both short and long-term performance in the compensation program and to further our compensation objectives, our executive compensation program seeks to:

Objective	How We Meet our Objectives
Attract and retain experienced and effective executives	• Provide a competitive total pay package, taking into account the base salary, incentives, benefits and perquisites

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Annually assess our compensation programs and levels against the competitive market, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments

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Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs, including retirement benefits

Reward the creation of long-term shareholder value	• The long-term incentive program strongly emphasizes performance based stock units that pay out based on the appreciation of our stock
• Our long-term incentive program also uses time based restricted share units to encourage retention of employees whose continuity is key to achieving our long-term objectives
Address the cyclicality of the oil and gas industry	• The annual incentive plan uses a balanced approach of financial and non-financial goals to encourage executives to execute on short term imperatives that lead to long-term shareholder value.

Objective	How We Meet our Objectives
• The long-term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles
• Our strategic approach to competitive salaries allows us to attract and retain key employees through the cycles
Address the competitiveness of the industry and our relatively new entrance in the market

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We target the upper quartile of the competitive market for executive compensation for major elements of direct compensation. This allows us to compete for talent in an industry in which many of our competitors have a longer operating history

Provide a significant percentage of total compensation that is variable and at risk	• Variable compensation in the form of annual and long-term incentives comprise, on average, more than two-thirds of total direct compensation for our executives

Part II: Roles of Contributors to our Compensation Program

Oversight of the Compensation Program

The Remuneration Committee is responsible for overseeing all of our compensation programs. As part of that responsibility, the Remuneration Committee, with guidance from our third party compensation consultants, Cogent Compensation Partners, Inc. (“Cogent”), and with input from members of management, reviews our compensation and benefits policies, evaluates the performance of our chief executive officer and approves the compensation levels for our Named Executive Officers. Additionally the Remuneration Committee, along with our Board of Directors, reviews our employee benefit plans, equity-based compensation plans and other compensation arrangements. Our current compensation program was established and implemented by the Remuneration Committee.

Role of Remuneration Committee in Compensation Decisions

Each director who is a member of the Remuneration Committee qualifies as an “independent” director under the NASDAQ Listing Standards. The Remuneration Committee makes compensation decisions after completing its annual review process for each Named Executive Officer. Recommendations with respect to merit increases in base salary, the amount of cash bonuses and other compensation awards (including equity based compensation) for our Named Executive Officers are made by our chief executive officer based upon his rating of the performance of each other Named Executive Officer, by reference to market conditions and by reference to an agreed set of performance targets as set by the Remuneration Committee and reviewed by the Remuneration Committee. Recommendations with respect to the compensation of our Named Executive Officers are also based upon advice from Cogent, which considers market conditions and compensation levels of our peer companies in providing its advice. The Remuneration Committee will make all final decisions, however, and may exercise its discretion to modify any elements or levels of compensation that were recommended by the chief executive officer or as advised by Cogent.

Role of Outside Consultants and Peer Groups in Compensation Decisions

To facilitate the formulation and monitoring of our compensation program, since 2007 the Remuneration Committee of our Board of Directors has retained an outside consultant, Cogent, to assess the competitiveness and appropriateness of compensation programs throughout the market, including our peers, and to help develop a compensation program that is consistent with our objectives and market conditions. Cogent meets with our Remuneration Committee in executive sessions and advises the Remuneration Committee with respect to all aspects of our compensation. The Remuneration Committee authorizes the scope of services that it desires Cogent to provide for the company, including reviewing and analyzing market data, evaluating our peer group composition, making recommendations for incentive system designs, providing market updates, assisting with deliberations related to CEO compensation, reviewing any relevant information and reporting to the Remuneration Committee on all aspects of our compensation programs. Cogent reports directly to, and takes its charge from, the Remuneration Committee. However, the Remuneration Committee does not specifically direct Cogent on how to perform the scope of services it provides to the company, and the Remuneration Committee makes all final decisions regarding compensation.

Our peer companies (“Peer Companies”), which are periodically reviewed and updated by the Remuneration Committee as necessary, and most recently updated in July 2011, consists of other public oil and natural gas exploration and production companies against whom we compete for executive talent, including:

•	ATP Oil & Gas Corporation;
•	Cabot Oil & Gas Corporation;
•	Cimarex Petroleum Company;
•	Comstock Resources Inc.;
•	Concho Resources Inc.;
•	LINN Energy LLC;
•	Newfield Exploration Company;
•	Petrohawk Energy Corporation;
•	Plains Exploration Company;
•	Range Resources Corporation;
•	Rosetta Resources Inc.;
•	SandRidge Energy Inc.;
•	Stone Energy Corp.;
•	Swift Energy Company; and
•	W&T Offshore, Inc.

In addition to the Peer Company compensation information, Cogent also includes compensation survey information in their analysis of the broader compensation market. Those sources include the Mercer Energy Compensation Survey and Mercer Executive Benchmark Survey, but the Remuneration Committee neither engages nor compensates Mercer to provide direct services to us or our Remuneration Committee.

While we do not think it is appropriate to establish compensation based solely on benchmarking compared to our Peer Companies, we believe that reviewing peer information is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our shareholders. Second, peer review allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with shareholder interest.

Role of Management in Compensation Decisions

Although the Remuneration Committee has responsibility for approving our compensation programs, management plays an important role as well. In particular, our chief executive officer works with Cogent to evaluate market data and to recommend compensation components to the Remuneration Committee for our Named Executive Officers and others. Our chief executive officer likewise assists the Remuneration Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers. However, all final recommendations regarding compensation are made by the Remuneration Committee.

Part III: Elements of Compensation

Below is a summary of the elements of our Named Executive Officers’ compensation, each of which is reviewed annually:

Element	Objective	Features
Base salary	To provide a baseline level of cash compensation to recognize qualifications and industry experience	Reviewed annually with consideration of current salary levels relative to those at the Peer Companies, individual performance and experience level
Cash bonus	To motivate and reward executive officers’ contributions to achieve short-term performance goals	Paid after the end of the fiscal year based on a determination of the company’s performance relative to pre-established goals and each executive’s performance relative to pre-established goals
Long-term incentives	To reward stock price appreciation, align our executives’ goals with those of our shareholders and encourage retention	Grants of restricted share units and performance based units with various features designed to:
• promote retention by vesting over three years;
• align executives’ interests with those of our shareholders because value is realized as stock price increases;
• provide incentives for achievement of pre-established goals and reward performance
401(k) savings plan/ Employee Stock Purchase Plan (ESPP)	401(k): To provide retirement benefits and encourage retention ESPP: To encourage stock ownership and align interests of executives with shareholders	401(k): all eligible employees receive a company matching contribution based on pretax contributions in an amount equal to 100% of the first 6% of eligible compensation contributed to the plan
ESPP: Allows all employees owning less than 5% of our Common Shares to contribute up to $21,250 each year through payroll deduction to purchase our stock at a 15% discount
Health and welfare benefits	To provide health and welfare benefits to executives	Health and welfare benefits available to all employees, including medical, dental, vision and disability coverage
Severance	To provide a measure of financial security in the event an executive’s employment is terminated without cause or in the event of a change in control	Severance of Executives:

  •

available to all Named Executive Officers, other than Mr. Schiller and Mr. Griffin, following change in control, with maximum payout of 2X annual salary and target bonus and accelerated vesting of unvested equity awards

Severance under Employment Agreements:

  •

covers Mr. Schiller and Mr. Griffin following involuntary termination without cause, termination for good reason or in the event of a change in control, with maximum payout of 3X annual salary and target bonus and accelerated vesting of unvested equity awards

Element	Objective	Features
Perquisites	To assist executives in carrying out duties and improve productivity	Includes items standard for executives in the oil and gas industry, such as additional life insurance coverage, use of a company-leased automobile and club membership

Part IV: Factors for Determining Fiscal Year 2011 Compensation

As in past years, our fiscal year 2011 executive compensation program primarily consisted of the elements described above.

We do not set targets for the mix of compensation among the various elements when determining compensation awards. The mix of value attributable to each of the elements of compensation is generally driven by the company’s desire to emphasize variable compensation, such as cash bonus and long-term incentives, over fixed compensation and market practices. We believe that this approach to compensation allocation supports our culture of entrepreneurial performance.

Other than for certain perquisites and benefits that are provided to all of our executive officers, individual performance has a significant impact on determining each compensation component. Each individual Named Executive Officer’s annual performance is measured based on a review of his contributions to our business results both for the year and the long-term impact of the individual’s behavior and decisions.

Increases to total target compensation packages are based upon an annual review of each Named Executive Officer’s total target compensation relative to that of comparable officers in the Peer Companies with the directional goal of targeting total compensation in the 75th percentile. The first such review was performed after June 2007 with the assistance of Cogent, and we continue to conduct such reviews. As a result of this review, for fiscal year 2009, the Remuneration Committee adjusted the target cash bonuses and maximum potential cash bonuses of our Named Executive Officers. The amounts listed below have not been adjusted since fiscal 2009, except that the level for Ben Marchive’s target cash bonus was raised to 85% (up from 75%) and the level for his maximum cash bonus was raised to 175% (up from 150%) following his appointment as Executive Vice President in July 2010. The Remuneration Committee most recently reviewed these values in July 2011 and has not made any changes.

Named Executive Officer	Target cash bonus (% of base compensation)	Maximum cash bonus (% of base compensation)
John D. Schiller, Jr.	125%	250%
D. West Griffin	85%	175%
Ben Marchive	85%	175%
Todd Reid	75%	150%
Hugh Menown	75%	150%

The company originally entered into employment agreements with Mr. Schiller and Mr. Griffin on April 4, 2006 (“Prior Employment Agreements”). Effective September 10, 2008 the company entered into new employment agreements (“Employment Agreements”) with Mr. Schiller and Mr. Griffin. These arrangements, as well as other key elements of and factors considered in determining the executive annual compensation program, are discussed below. Components of total compensation for each Named Executive Officer during the last three fiscal years are reported in the Summary Compensation Table below.

Base Salary

Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with Peer Companies for the skills, experience and requirements of similar positions in order to attract and retain top talent. We feel that this range supports competitive compensation and ensures retention. In order to ensure that each Named Executive Officer is appropriately compensated, the Remuneration Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. The individual base salary levels are generally reviewed each July and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience and our financial performance. This base salary review is performed as part of the annual competitive compensation review and establishment of targets for bonus and long-term incentives. While the company’s stated goal for competitiveness of salaries is approximately the 75th percentile of the Peer Companies, the adjustments made to the salaries of our Named Executive Officers for the last completed fiscal year positions them just above the market median as determined by Cogent’s competitive analysis.

In July 2011, based in part on the compensation review of our Peer Companies and the competitive analysis and recommendations of Cogent, the Remuneration Committee approved 2012 annual salary of $800,000 (increased from $675,000) for Mr. Schiller, $400,000 (increased from $375,000) for Mr. Griffin, $360,000 (increased from $300,000) for Mr. Marchive, $327,500 (increased from $285,000) for Mr. Reid and $310,000 (increased from $265,000) for Mr. Menown.

Cash Bonuses

Annual cash bonuses are a core component of our compensation program. The Remuneration Committee uses a “Performance Scorecard” to assess our overall performance. The Performance Scorecard is not intended to be formulaic nor compliant with any particular provision of the Internal Revenue Code of 1986, as amended (the “Code”), including Section 162(m) of the Code, and our bonus program is ultimately a discretionary program. The performance criteria considered for 2011 (listed below) have no specific weighting as the Remuneration Committee uses this as a guideline and maintains the flexibility to respond to market fluctuations in determining final bonus payouts. The Employment Agreements provide that the annual cash bonuses will be paid to Mr. Schiller and Mr. Griffin no later than the fifteenth day of the second calendar month following the last day of our fiscal year. To remain consistent we pay out bonuses to our remaining Named Executive officers on the same day that Messrs. Schiller and Griffin receive bonuses.

For fiscal year 2011, the Remuneration Committee established the following performance criteria from which to assess our company’s performance (the “2011 Performance Criteria”):

•	production volumes;
•	costs to add reserves;
•	costs to develop reserves;
•	proved reserves;
•	the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense;
•	the ratio of net debt to EBITDA;
•	the ratio of net debt to proved reserves;
•	direct lease operating expenses per barrel of oil equivalent (BOE); and
•	general and administrative expenses per BOE.

Performance criteria are typically set by the Board of Directors based upon annual operational and financial forecasts prepared by management at the beginning of each fiscal year. The value of the achievement ratings for each performance criteria ranges from a low rating of zero to a high rating of five.

Fiscal Year 2011 Performance Criteria	2011 Budgeted Goal	Actual Result for 2011	Achievement Rating for 2011
1. Production Volumes, MBOED	28.2	5	5
2. Finding & Development Costs, $/BOE	11.41	5	5
3. Proved Reserves, MMBOE	76.0	5	5
4. EBITDA/Interest Expense	4.3x	5	5
5. Net Debt/EBITDA	2.1x	5	5
6. Net Debt/Proved Reserves, MBOE	9.67	5	5
7. Direct Lease Operating Expense $/BOE	11.04	4	4
8. General and Administrative Costs before variable compensation $/BOE	2.70	4	4
9. General and Administrative Costs after variable compensation $/BOE	4.56	4	4

In addition to the above listed performance criteria, the Remuneration Committee may consider achievements relating to additional corporate performance targets which may include, but are not limited to, a number of specific factors which are decided and established annually such as:

•	improvement of operational efficiency and oil and gas recovery methods;
•	promoting and maintaining superior operational safety guidelines and procedures throughout the organization;
•	achieving specific operational goals, including improved productivity, simplification and risk management;
•	achieving excellence in organizational structure and among our employees;
•	supporting our values by promoting a culture of integrity through compliance with law and our ethics policies; and
•	meeting strategic objectives such as consummating acquisitions and partnership opportunities and incorporating further assets into operations, including through drilling and establishing of further developed reserves.

The Remuneration Committee reviewed the fiscal year 2011 Performance Criteria and evaluated the results, considered the relative importance of each criterion in light of the environment, and determined to pay the following bonuses to the Named Executive Officers.

Named Executive Officer	Base Salary	Target Bonus % of Base Salary	Maximum Bonus % of Base Salary	Total Cash Bonus Paid
John D. Schiller, Jr.	$675,000	125% ($843,750)	250% ($1,687,500)	$1,687,500
D. West Griffin	375,000	85% ($318,750)	175% ($656,250)	$656,250
Ben Marchive	300,000	85% ($255,000)	175% ($525,000)	$525,000
Todd Reid	285,000	75% ($213,750)	150% ($427,500)	$427,500
Hugh Menown	265,000	75% ($198,750)	150% ($397,500)	$397,500

Profit Sharing Arrangements

An additional component of our annual compensation program is our profit sharing program, which annually pays an amount equal to up to 10% of an applicable employee’s base salary and cash bonus to a personal retirement account (much like a traditional 401(k) plan), that is maintained for such employee. The Remuneration Committee has complete discretion, taking into account management’s recommendation and any other factors it may deem appropriate, to make the determination about the percentage of the respective Named Executive Officer’s compensation that will be paid by us in any annual period. Such contributions are, to the extent they exceed certain levels, made to a nonqualified deferred compensation program.

The profit sharing amounts paid to the Named Executive Officers are reported in the Summary Compensation Table under the “All Other Compensation” column and the specific amounts are specifically set forth in the footnote to such column.

Long-term Incentives

Our long-term incentives are designed to provide performance-based awards to our executives and employees for their contribution to our stability, growth and creation of shareholder value over the long term. Our long-term incentives are currently provided under our existing Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“2006 Long-Term Incentive Plan”) last approved by shareholders at our 2009 Annual General Meeting. Additionally, effective as of July 1, 2008, the company adopted the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan (“2008 Purchase Plan”), which allows eligible employees, directors, and other service providers of the company and its subsidiaries to purchase Common Shares from the company that have been purchased by the company on the open market or that have been newly issued by the company. In particular, individuals who have been granted restricted stock units pursuant to the 2006 Long-Term Incentive Plan that may be settled in cash may, at our sole option, use their cash settlement to purchase Common Shares through the 2008 Purchase Plan.

The 2006 Long-Term Incentive Plan provides the company the authority to offer options, stock appreciation rights, restricted shares and other stock or performance-based awards. In the fiscal year ended June 30, 2011, the Remuneration Committee granted awards of performance units to our Named Executive Officers under such Plan. In the future, the Remuneration Committee may decide to offer incentive compensation in the other forms as permitted by the 2006 Long-Term Incentive Plan. In deciding to do so, as well as any further awards of restricted shares, restricted stock units, performance units or options, the Remuneration Committee seeks to link a substantial portion of the executive’s long-term incentive compensation with shareholder returns to our equity holders. The Remuneration Committee intends to continue work with Cogent to keep incentive compensation levels that are competitive with our Peer Companies for the skills, experience and requirements of similar positions in order to attract and retain top talent.

We base our compensation philosophy on a market-competitive allocation of incentive awards. Although our Named Executive Officers own significant equity through their own investments, as well as through previous awards from the company, we will not consider the value of those holdings or awards when determining future awards.

Restricted Shares and Restricted Stock Units.  Vesting of the restricted shares and the restricted stock units occurs equally on the first, second and third anniversaries of the award date. The primary difference between the restricted share and restricted stock unit awards is that we are entitled to settle our obligation under the restricted stock unit awards by the payment of either cash or the delivery of Common Shares, while the delivery obligation on the restricted shares is to deliver the respective Common Shares. The Remuneration Committee believes that such awards serve an important role in retaining executives and employees through the industry cycles and provide a means of rewarding the achievement of corporate goals and objectives while aligning their interests with those of our shareholders. Awards of restricted shares and restricted shares units have been approved by the Remuneration Committee since fiscal year ended June 30, 2007, although since July 2008 the restricted share and restricted stock unit awards have only been made to non-executive employees.

Stock Options.  The Remuneration Committee believes that stock options are an effective long-term incentive for executives in that their value depends on an increase in our stock price. Therefore, such awards align the Named Executive Officer’s interests with our shareholders’ interests. For example, as part of the consideration for entering into the Employment Agreements, the company granted Mr. Schiller and Mr. Griffin options to purchase Common Shares (“options”). The options vested over a three-year period, with 20%, 30% and the remaining 50% vesting on each of the first three anniversaries of the grant date. By staggering the vesting schedule so that the largest percentage of options vested in the third year, the options provided an additional incentive for retained employment. Stock options were granted in September 2008 in connection with the Employment Agreements, but no other grants of stock options have been made.

Performance Units.  Since July 2009, the Remuneration Committee has granted performance units to the company’s Named Executive Officers rather than restricted shares and restricted stock units as it had in the past. The Remuneration Committee’s decision was based on a desire to link a substantial portion of the executive’s long-term incentive compensation with the total shareholder returns realized by the equity holders. The Remuneration Committee worked with its outside compensation consultants, Cogent, to develop long-term incentive compensation awards to accomplish these objectives. These awards provide Named Executive Officers incentive compensation if the company achieves pre-established targets discussed below, which are directly linked to the performance of the company’s Common Shares and Total Shareholder Return (TSR).

The Remuneration Committee awards two types of performance units: time-based and performance-based. For the last three years, of the total performance units awarded, 25% are time-based performance units and 75% are performance-based performance units. Both the time-based and performance-based units vest in equal annual installments on each of the first three anniversaries of date of grant (subject to the satisfaction of applicable performance goals).

Time-Based Performance Units.  The amount due the Named Executive Officer at the vesting date is equal to the grant date unit value of $5.00 plus the appreciation, if any, in the stock price over the performance period, multiplied by the number of units that vest.

For awards made July 21, 2009, July 21, 2010 and July 21, 2011, the initial stock prices used in determining the change in stock price for purposes of the time-based performance units were $7.40, $15.62 and $34.40, respectively.

Performance-Based Performance Units.  Performance-Based Performance Units vest at the end of each of three performance periods ending on anniversaries of the grant date (each, a “Performance Period”). The grant date for all three awards was July 21. For each Performance-Based Performance Unit, the Named Executive Officer will receive a cash payment equal to the grant date unit value of $5.00 multiplied by (a) the cumulative percentage change in the price per share of the company’s Common Shares from the date on which the Performance-Based Performance Units were granted (the “Total Shareholder Return”) and (b) the TSR Unit Number Modifier, as set forth below:

	TSR Unit Number Modifier	FY 2010 (July 21, 2009 Award) TSR Performance Goal	FY 2011 (July 21, 2010 Award) TSR Performance Goal	FY 2012 (July 21, 2011 Award) TSR Performance Goal
Below Threshold	0%	Below 5%	Below 5%	Below 5%
Threshold	50%	At least 5% but less than 15%	At least 5% but less than 10%	At least 5% but less than 10%
Target	100%	At least 15% but less than 30%	At least 10% but less than 20%	At least 10% but less than 20%
Maximum	200%	30% and above	20% and above	20% and above

July 21, 2009 Award

•	If Total Shareholder Return is less than 5%, then the TSR Unit Number Modifier is set at 0%.
•	If Total Shareholder Return is greater than or equal to 5% but less than 15%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by five and adding 25%.
•	If the Total Shareholder Return performance is greater than or equal to 15% but less than 30%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by six and two-thirds.
•	If the Total Shareholder Return is greater than or equal to 30%, then the TSR Unit Number Modifier is set at 200%.

July 21, 2010 and July 21, 2011 Award

•	If Total Shareholder Return is less than 5%, then the TSR Unit Number Modifier is set at 0%.
•	If Total Shareholder Return is greater than or equal to 5% but less than 10%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by ten.
•	If the Total Shareholder Return performance is greater than or equal to 10%, but less than 20%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by ten.
•	If the Total Shareholder Return is greater than or equal to 20%, then the TSR Unit Number Modifier is set at 200%.

For the awards made July 21, 2009, July 21, 2010 and July 21, 2011 awards, the initial stock prices used in determining the change in stock price for purposes of the performance-based performance units are $7.40, $15.62 and $34.40, respectively.

For each award, in the event the Total Shareholder Return is less than 5%, no award is made and the executive receives no payment for the Performance-Based Performance Units. With this feature we are able to better align the interest of our Named Executive Officers with the interests of our shareholders by placing 75% of their performance unit awards at risk if we do not perform well.

The Named Executive Officers may have the opportunity to earn additional compensation based upon the company’s Total Shareholder Return at the end of the third Performance Period. If upon the end of the third Performance Period, the Total Shareholder Return for the third Performance Period is greater than the Total Shareholder Return of either preceding Performance Period, then the executive will receive a payment equal to the difference between (a) what the executive would have received in the initial two Performance Periods had the Total Shareholder Return for each of those Performance Periods been equal to the Total Shareholder Return for the third Performance Period and (b) the aggregate amount that the executive received as payment for the Performance-Based Performance Units during the first two Performance Periods.

For a list of each equity award that has been granted to the Named Executive Officers and remains outstanding as of the end of the prior fiscal year, please see the table titled “Outstanding Equity Awards at 2011 Fiscal Year-End” below. The performance units granted to our Named Executive Officers on July 21, 2011 are not reported in the tabular disclosures below but were granted in the following amounts: Mr. Schiller, 800,000; Mr. Griffin, 280,000; Mr. Marchive, 252,000; Mr. Reid, 180,125; Mr. Menown, 170,500.

Severance or Change in Control Benefits

We provide the Named Executive Officers with certain severance and change in control payments through the Employment Agreements and the Energy XXI Services, LLC Employee Severance Plan (“Severance Plan”), and we provide for the acceleration of vesting for our equity-based compensation awards upon certain termination events and upon a change in control. Our Remuneration Committee believes that it is important to provide the Named Executive Officers with certain severance or change in control payments in order to establish a sense of stability in the middle of transactions that may create uncertainty regarding our Named Executive Officers’ future employment. With respect to change in control transactions, we believe change in control protection allows management to focus their attention and energy on our business without any distractions regarding the effects of a change in control. Further, such protections maximize shareholder value by encouraging the Named Executive Officers to objectively review any proposed transaction to determine whether such proposal is in the best interest of our shareholders, whether not the Named Executive Officer will continue to be employed himself. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have severance plans or equity compensation plans that provide for severance benefits or accelerated vesting for equity upon a change in control event of that company, and we have consistently provided this benefit to our Named Executive Officers in order to stay competitive when attracting and retaining skilled professionals in our industry. The terms and conditions of the applicable agreements, the restrictive covenants imposed upon the Named Executive Officers in connection with such benefits, as well as the potential amounts that our Named Executive Officers could receive upon qualifying terminations of employment or a change in control can be found below in the section entitled “Potential Payments Upon a Termination of Employment or a Change in Control.”

Perquisites and Other Benefits

While not the primary focus of our compensation plans, the Remuneration Committee believes that the perquisites and other benefits that the company provides its Named Executive Officers constitute a material element of our compensation plans. Many of our benefits plans, such as our program to match contributions to our 401(k) plan, are standard in the market place for qualified executive officers and, thus, the Remuneration Committee believes such offerings are necessary to hire and retain qualified personnel. Likewise, we believe that additional perquisites such as our profit sharing contributions, additional life insurance coverage and use of company-leased automobiles are customary offerings for executive officers for organizations doing business in the oil and gas industry, and we offer these perquisites to remain competitive for qualified executive officer personnel, as well to certain other executives. Finally, Mr. Schiller and Mr. Griffin had specific rights under their respective Prior Employment Agreements, which rights were continued in their respective Employment Agreements, to have the company pay for club membership fees and dues, and the company has fulfilled these obligations.

Part V: Material Tax and Accounting Considerations

In designing our compensation programs, we take into consideration the tax and accounting effect that each element will or may have on us, the Named Executive Officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. The number of Common Shares available under the 2006 Long-Term Incentive Plan and/or subject to equity awards may also be adjusted by the Remuneration Committee to prevent dilution or enlargement of rights in the event of various changes in our capitalization.

We account for employee share-based awards in accordance with the provisions of FASB ASC Topic 718. All share-based payments to employees, including grants of restricted shares and options under the 2006 Long-Term Incentive Plan, are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over their requisite service periods.

Section 162(m) of the Code, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and our three other most highly compensated executive officers other than our principal financial officer. While we will continue to assess the impact of Section 162(m) on compensation arrangements during our upcoming fiscal year, we presently expect that the bonus payments and the awards of restricted shares, restricted stock units, stock options and performance units will not likely qualify for exclusion from the million dollar cap when paid. Maintaining tax deductibility will not be the sole consideration taken into account by the Remuneration Committee in determining what compensation arrangements are in our and our shareholders’ best interests.

Remuneration Committee Report

No portion of this report and the information contained in this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act through any general statement incorporating by reference the proxy statement or the Schedule 14A in which this report appears in its entirety, except to the extent that the company specifically incorporates this report or a portion of this report by reference. Furthermore, this report and the information contained in this report shall not be deemed to be “soliciting material” or “filed” under such Acts.

The Remuneration Committee of Energy XXI (Bermuda) Limited (the “company”) is responsible for

•	reviewing, evaluating and approving the agreements, plans, policies and programs of the company to compensate its officers and directors,
•	reviewing and discussing with the company’s management the “Compensation Discussion and Analysis” to be included in the company’s proxy statement for its annual meeting of shareholders and to determine whether to recommend to our Board of Directors that the “Compensation Discussion and Analysis” be included in the proxy statement, in accordance with the applicable rules and regulations,
•	producing a report on executive compensation each year for publication in our proxy statement for our annual meeting of shareholders, in accordance with the applicable rules and regulations, and
•	discharging our Board of Directors responsibilities relating to compensation of our officers and directors.

Among other things, we review general compensation issues and determine the compensation of all of our senior executive officers, including the Named Executive Officers, and other key employees, and make recommendations regarding, and administer, all of the company’s employee benefit plans that provide benefits to the company’s Named Executive Officers. The Remuneration Committee has the authority described in the Remuneration Committee Charter, which has been approved by our Board of Directors. The Remuneration Committee Charter provides that the Remuneration Committee has all authority of our Board of Directors as required or advisable to fulfill the purposes of such committee, and permits such committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. A copy of the Remuneration Committee Charter is available on the company’s website at www.energyxxi.com under and “Corporate Governance.”

The Remuneration Committee currently consists of Messrs. Dunwoody (who serves as its chair), Colvin, Davison and Dupré. Each of such members of the Remuneration Committee meets the independence requirements established by our Board of Directors and as set forth in the NASDAQ Listing Standards.

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement for the 2011 Annual General Meeting, and we met and held discussions with the company’s management with respect to that portion of this proxy statement. Based upon our review and discussions with management, we recommended to our Board of Directors that the Compensation Discussion and Analysis appearing in this proxy statement be included herein.

Respectfully submitted by the Remuneration Committee,

David M. Dunwoody, Chairman
William Colvin
Paul Davison
Cornelius Dupré II

Summary Compensation Table

The compensation and awards disclosed in the Summary Compensation Table for each Named Executive Officer was for their services provided in all capacities to the company and our subsidiaries. We provide compensation to our Named Executive Officers under the terms of our Employment Agreements with Mr. Schiller and Mr. Griffin, our 2006 Long-Term Incentive Plan and other compensation programs. Messrs. Marchive, Reid and Menown are “at will” employees and do not have employment contracts with us.

The following table presents compensation information for our fiscal years ended June 30, 2011, June 30, 2010 and June 30, 2009, paid to or accrued for our Named Executive Officers.

Name and Principal Position	Year(1)	Salary(2)	Bonus(3)(6)	Stock Awards(4)	Option Awards(5)	All Other Compensation(3)(7)	Total
John D. Schiller, Jr. CEO & Chairman	2011	$668,750	$1,687,500	3,834,000	$-0-	$448,522	$6,638,772
	2010	600,000	2,625,000	3,992,200	-0-	483,305	7,700,505
	2009	593,750	843,750	480,000	1,552,806	340,566	3,810,872

D. West Griffin CFO	2011	370,833	656,350	1,332,375	-0-	181,522	2,541,080
	2010	325,000	969,752	1,351,906	-0-	191,676	2,838,334
	2009	288,333	299,812	162,500	517,602	148,356	1,416,603

Ben Marchive Exec. VP Exploration & Development	2011	297,463	525,000	1,064,500	-0-	125,301	2,012,264
	2010	257,500	653,600	966,830	-0-	194,915	2,072,845
	2009	248,125	214,200	114,750	-0-	104,431	681,506

Todd Reid Sr. VP, Risk Management	2011	282,750	427,500	911,313	-0-	126,183	1,747,746
	2010	257,500	653,600	966,830	-0-	136,585	2,014,515
	2009	248,125	214,200	102,000	-0-	109,375	673,700

Hugh Menown Sr. VP, CAO and CIO	2011	262,833	397,500	846,063	-0-	84,590	1,590,986

(1)	References to “2011” in this column are to our fiscal year ended June 30, 2011, references to “2010” in this column are to our fiscal year ended June 30, 2010 and references to “2009” in this column are to our fiscal year ended June 30, 2009. Information on compensation Mr. Menown received prior to 2011 has not been included in the Summary Compensation Table because Mr. Menown was not a Named Executive Officer for 2010 or 2009.
(2)	In July 2011, the Remuneration Committee modified the fiscal year 2012 base salaries, effective August 1, 2012, to be $800,000, $400,000, $360,000, $327,500 and $310,000 for Mr. Schiller, Mr. Griffin, Mr. Marchive, Mr. Reid and Mr. Menown, respectively.
(3)	Amounts paid in respect of our profit sharing arrangements, are reported under the “All Other Compensation” column and noted below.
(4)	On July 21, 2010, the Company granted performance units of 540,000 to Mr. Schiller, 187,500 to Mr. Griffin, 150,100 to Mr. Marchive, 128,250 to Mr. Reid and 119,250 to Mr. Menown. On July 21, 2009, the Company granted performance units of 480,000 to Mr. Schiller, 162,500 to Mr. Griffin, 116,100 to Mr. Marchive and 116,100 to Mr. Reid. The amounts reflected in the table above for such performance based units are reported based upon the probable outcome of such awards as of the grant date, and is consistent with the estimate of aggregate compensation costs to be recognized over the three year vesting period determined under FASB ASC Topic 718. On July 23, 2008, the Company granted Mr. Schiller 47,058 restricted stock units and 47,058 restricted shares, Mr. Griffin 15,931 restricted stock units and 15,931 restricted shares, Mr. Marchive 10,000 restricted stock units and 10,000 restricted shares and Mr. Reid 11,500 restricted stock units and 10,000 restricted shares. The amounts reflected in the table above for restricted shares and restricted stock units are reported based upon the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(5)	The amount of option awards disclosed in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718; all assumptions used in computing these amounts can be found in Note 12 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the securities exchange commission on August 15, 2011. The company granted stock options of 150,000 to Mr. Schiller and 50,000 to Mr. Griffin. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50, the closing price on September 10, 2008, and vested 100% on September 10, 2011. None of the vested options have been exercised.
(6)	On November 9, 2009 a one-time Contingency Payment was made as follows: $1,125,000 for Mr. Schiller, $399,752 for Mr. Griffin, $285,600 for Mr. Marchive and $285,600 for Mr. Reid. Although the Contingent Payment was earned and paid in fiscal 2010, it was not considered in determining fiscal 2009 or 2010 bonus awards.
(7)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	Year(a)	Insurance(b)	Automobile Leases(c)	Clubs(d)	Deferred Comp. Plan(e)	Profit Sharing(f)	401(k) Company Match	Total
John D. Schiller, Jr.	2011	$29,885	$23,642	$11,880	$350,615	$17,800	$14,700	$448,522
D. West Griffin	2011	$4,989	$16,485	$4,383	$127,578	$17,800	$14,700	$181,552
Ben Marchive	2011	$6,045	$16,142	—	$70,614	$17,800	$14,700	$125,301
Todd Reid	2011	$1,715	$13,259	—	$78,709	$17,800	$14,700	$126,183
Hugh Menown	2011	$—	$12,500	$—	$39,590	$17,800	$14,700	$84,590

(a)	References to “2011” in this column are to our fiscal year ended June 30, 2011.
(b)	Represents values of life insurance premiums paid.
(c)	Represents the amount paid for company-leased automobiles provided for use by the respective Named Executive Officer.
(d)	Includes dues paid.
(e)	Represents contributions made to our nonqualified deferred compensation plan on behalf of our Named Executive Officers. For a description of our nonqualified deferred compensation arrangements, see our Compensation Discussion and Analysis.
(f)	Represents profit sharing contributions made on behalf of each Named Executive Officer. For a description of our profit sharing arrangements, see our Compensation Discussion and Analysis.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth the range of potential annual cash incentive bonuses for performance ended June 30, 2011 as a dollar amount for each Named Executive Officer. Also set forth is information concerning annual equity incentive awards granted during fiscal year 2011 to each of the Named Executive Officers under our 2006 Long-Term Incentive Plan.

	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)(5)	Maximum (#)(6)	Grant Date Fair Value ($)(7)
John D. Schiller, Jr.	7/21/10	$675,000	$843,750	$1,687,500	135,000	540,000	945,000	$3,834,000
D. West Griffin	7/21/10	$375,000	$318,750	$656,250	46,875	187,500	328,125	$1,332,375
Ben Marchive	7/21/10	$300,000	$255,000	$525,000	37,500	150,000	262,500	$1,064,500
Todd Reid	7/21/10	$285,000	$213,750	$427,500	32,062	128,250	224,437	$911,313
Hugh Menown	7/21/10	$265,000	$198,750	$397,500	29,812	119,250	208,687	$846,063

(1)	The date of Remuneration Committee action is the same as the grant date.
(2)	These columns show the potential value of the payout of cash bonuses for 2011 performance if the threshold, target and maximum performance levels are met. The potential payout is performance-based, driven by both company and individual performance. The actual amount of the 2011 cash bonus is shown in the Summary Compensation Table.
(3)	Performance based units vest upon achieving certain total shareholder return targets and time-vesting requirements, which were satisfied in July 2011 and are discussed in Compensation Discussion and Analysis.
(4)	Of the total annual equity incentive awards, 25% are time-based performance units and vest in equal installments on each of the first three anniversaries of date of grants subject only to time-vesting requirements.
(5)	Figures reflect the target number of performance units payable calculated as a multiple of base compensation for each Named Executive Officer.
(6)	Figures reflect the maximum number of performance units payable, calculated by assuming a 200% vesting of the performance-based performance units, which is the maximum vesting possible based on achievement of total shareholder return target.
(7)	The amounts included in the Grant Date Fair Value column represent the grant date fair value of the awards made to the Named Executive Officers in fiscal year 2011 in accordance with FASB Topic 718, assuming the probable payout of the awards. The value ultimately realized upon vesting may not be equal to the FASB Topic 718 determined value.

Narrative Disclosure to Accompany Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation and awards disclosed in the foregoing Summary Compensation Table have been provided by us under the terms of our Employment Agreements with Mr. Schiller and Mr. Griffin, under our 2006 Long-Term Incentive Plan and other compensation programs.

We originally entered into Employment Agreements with Mr. Schiller and Mr. Griffin effective September 10, 2008, and those Employment Agreements govern the potential cash bonuses they are eligible to receive annually. Cash bonuses are ultimately determined at the discretion of the Remuneration Committee following its consideration of individual performance, company performance and any performance goals established by the Remuneration Committee. The Employment Agreements provide “target” bonus amount of 125% of base salary for Mr. Schiller and 85% of base salary for Mr. Griffin. Messrs. Schiller and Griffin are also entitled to additional benefits, including reimbursement of business and entertainment expenses, paid vacation, use of a company-provided car (or a car allowance), life insurance, certain health and country club memberships, and participation in our other benefits, plans or programs that may be available to our other executive employees from time to time.

Each of the Employment Agreements has an initial term beginning on September 10, 2008, with the term of the Employment Agreements being automatically renewed each day so as to maintain a minimum three-year term unless terminated by a party to the Employment Agreement. At any time, either party may terminate employment under the applicable Employment Agreement for any reason. Under the terms of the Employment Agreements, if the employment of Messrs. Schiller or Griffin is terminated for any reason other than death, disability, resignation by the applicable executive officer without “good reason” (as described below) or for “cause” (as described below), such executive is entitled to the payments and compensation as described below under “Potential Payments Upon Termination of Employment or Change in Control,” which is a minimum of three year’s base salary and target bonus amounts.

Our compensation of Messrs. Marchive, Reid and Menown is pursuant only to our general compensation policies and programs, including our 2006 Long-Term Incentive Plan, our 2008 Purchase Plan and our corporate perquisites and other benefit plans described in our Compensation Discussion and Analysis. However, effective February 2008 we adopted the Severance Plan, which governs compensation, if any, upon the termination of employment of Messrs. Marchive, Reid and Menown and all of our other executives and key employees. The potential benefits available to our executives under the Severance Plan are described in greater detail below under “Potential Payments Upon Termination of Employment or Change in Control.”

The following table provides information on the amount of salary and bonus that each of our Named Executive Officers received during the 2011 year in proportion to their total compensation for the year:

Named Executive Officer	Percentage of Base Salary and Bonus Compensation Received in Comparison to Total Compensation
John D. Schiller, Jr.	35.5%
D. West Griffin	40.4%
Ben Marchive	40.9%
Todd Reid	40.6%
Hugh Menown	41.5%

For fiscal years 2011 and 2012, the Remuneration Committee awarded performance units rather than restricted stock or restricted stock units as it had in the past. Awards of performance units are calculated as a multiple of base compensation, with a goal of targeting these awards in the 75th percentile of the long-term incentives of our Peer Companies. For fiscal year 2011 performance units were issued in the amounts of 540,000, 187,500, 150,000, 128,250 and 119,250 to Messrs. Schiller, Griffin, Marchive, Reid and Menown, respectively. For fiscal year 2012 performance units were issued in the amounts of 800,000, 280,500, 252,000, 180,125 and 170,500 to Messrs. Schiller, Griffin, Marchive, Reid and Menown, respectively. For fiscal year 2011 and 2012 the Remuneration Committee awarded two types of performance units, time-based and performance-based, with 25% of the award being time-based performance units and 75% of the award being performance-based performance units. All performance units vest in three equal annual installments on July 21, 2011, 2012, 2013 and 2014 (for fiscal year 2012 awards). The value of fiscal year 2012 awards are not included in the tabular disclosures above.

The time-based and performance-based units will vest over a three year period as more fully described in our Compensation Discussion and Analysis above. The performance-based units will vest pursuant to the achievement of the Total Shareholder Return and the TSU Unit Number Modifier, both of which are also described in more detail in our Compensation Discussion and Analysis above, and contain the potential for the executive to earn additional compensation based upon the achievement of our Total Shareholder Return in the third performance period for the units in comparison to the first two performance periods.

Pursuant to the terms of the Employment Agreements, the options, restricted shares, restricted stock unit awards and performance unit awards held by Messrs. Schiller and Griffin cease to vest upon their termination of employment, unless such termination is related to such executive’s death or “disability,” upon a “change in control,” upon termination by executive upon “good reason,” upon termination by Company without “cause”. Pursuant to the terms of the Energy XXI Services, LLC 2006 Long-Term Incentive Plan, restricted stock unit awards of Messrs. Marchive and Reid cease to vest upon termination of employment, unless such termination is related to such person’s death or “disability” or upon a “change in control,” each term as described below.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information concerning the portions of stock options, restricted shares, restricted stock unit awards and performance awards for each of the Named Executive Officers, outstanding as of June 30, 2011.

	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options(#) Exercisable(1)	No. of Securities Underlying Unexercised Options(#) Unexercisable(1)	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested ($)
John D. Schiller, Jr.	75,000	75,000	-0-	$17.50	9/10/18	15,686 RS	(2)	$521,089	320,000 PBU	(4)	$11,509,620
						15,686 RSU	(3)	$521,089	540,000 PBU	(5)	$9,368,799
D. West Griffin	25,000	25,000	-0-	$17.50	9/10/18	5,310 RS	(2)	$176,398	108,334 PBU	(4)	$3,896,490
						5,310 RSU	(3)	$176,398	187,500 PBU	(5)	$3,253,055
Ben Marchive						3,750 RS	(2)	$124,575	77,400 PBU	(4)	$2,783,889
						3,750 RSU	(3)	$124,575	150,000 PBU	(5)	$2,602,444
Todd Reid						3,333 RS	(2)	$110,722	77,400 PBU	(4)	$2,783,889
						3,333 RSU	(3)	$110,722	128,500 PBU	(5)	$2,225,090
Hugh Menown						3,840 RSU	(3)	$127,565	39,833 PBU	(4)	$1,432,696
									119,250 PBU	(5)	$2,068,943

(1)	The Company granted stock options of 150,000 and 50,000 to Messrs. Schiller and Griffin, respectively. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50, the closing price on September 10, 2008, vesting over a three year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010, and the remaining 50% vesting on September 10, 2011. The first 20% (30,000 and 10,000) for each of Messrs. Schiller and Griffin vested on September 10, 2009. The second 30% (45,000 and 15,000) for each of Messrs. Schiller and Griffin vested on September 10, 2010. The final 50% (75,000 options and 25,000 options) for each of Messrs. Schiller and Griffin vested on September 10, 2011; however, this vesting occurred after the end of our fiscal year 2011, and, therefore, is not reflected in the table above. As of the date of this proxy statement, 100% of the options are vested. None have been exercised.
(2)	We granted restricted shares of 47,058, 15,931, 11,250, and 10,000 to each of Messrs. Schiller, Griffin, Marchive and Reid, respectively, on July 23, 2008. The Restricted Shares were granted under the 2006 Long-Term Incentive Plan, vesting over a three-year period with one-third vesting on July 23, 2009, an additional one-third vesting on July 23, 2010 and the remaining one-third vesting on July 23, 2011. The first one-third (15,686, 5,311, 3,750 and 3,334) for each of Messrs. Schiller, Griffin, Marchive and Reid vested on July 23, 2009. The second one-third (15,686, 5,310, 3,750 and 3,333) for each of Messrs. Schiller, Griffin, Marchive and Reid vested on July 23, 2010. The final one-third (15,686, 5,310, 3,750 and 3,333) for each of Messrs. Schiller, Griffin, Marchive and Reid vested on July 23, 2011; however, the vesting of the final one-third of the grant occurred after the end of our fiscal year 2011 and, therefore, is not reflected on the table above. Market value determined by multiplying the closing market price of our shares of $33.22 at June 30, 2011 by the number of then unvested shares.
(3)	We granted restricted stock units of 47,058, 15,931, 11,250, 10,000 and 11,520 to each of Messrs. Schiller, Griffin, Marchive, Reid and Menown, respectively, on July 23, 2008. The Restricted Shares were granted under the 2006 Long-Term Incentive Plan, vesting over a three-year period with one-third vesting on July 23, 2009, an additional one-third vesting on July 23, 2010 and the remaining one-third vesting on July 23, 2011. The first one-third (15,686, 5,311, 3,750, 3,334 and 3,840) for each of Messrs. Schiller, Griffin, Marchive, Reid and Menown vested on July 23, 2009. The second one-third (15,686, 5,310, 3,750, 3,333 and 3,840) for each of Messrs. Schiller, Griffin, Marchive, Reid and Menown vested on July 23, 2010. The final one-third (15,686, 5,310, 3,750, 3,333 and 3,840) for each of Messrs. Schiller, Griffin, Marchive, Reid and Menown vested on July 23, 2011; however, the vesting of the final one-third of the grant occurred after the end of our fiscal year 2011 and, therefore, is not reflected on the table above. Market value determined by multiplying the closing market price of our shares of $33.22 at June 30, 2011 by the number of then unvested shares.
(4)	We granted performance-based units of 480,000, 162,500, 116,100, 116,100, and 59,750 to each of Messrs. Schiller, Griffin, Marchive, Reid and Menown, respectively, on July 21, 2009. Performance-based unit awards are 25% time-based and 75% performance based, with all awards vesting equally as to one-third on the first three anniversaries of the grant date. The first one-third vested on July 21, 2010 as follows: 160,000 PBU for Mr. Schiller, 54,166 PBU for Mr. Griffin, 38,700 PBU for each of Mr. Marchive and Mr. Reid and 19,917 PBU for Mr. Menown. The second one-third vested on July 21, 2011, as follows: 160,000 PBU for Mr. Schiller, 54,166 PBU for Mr. Griffin, 38,700 PBU for each of Mr. Marchive and Mr. Reid and 19,917 PBU for Mr. Menown. However, this vesting occurred after the end of our fiscal year 2011 and, therefore, is not reflected on the table above.
(5)	We granted performance-based units of 540,000, 187,500, 150,000, 128,250, and 119,250, to each of Messrs. Schiller, Griffin, Marchive, Reid and Menown, respectively, on July 21, 2010. The first one-third vested on 7/21/11, as follows: 180,000 PBU for Mr. Schiller, 62,500 PBU for Mr. Griffin, 50,000 PBU for Mr. Marchive, 42,750 PBU for Mr. Reid and 39,750 PBU for Mr. Menown. However, this vesting occurred after the end of our fiscal year 2011 and, therefore, the table above reflects no vesting for the July 21, 2010 grants.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table shows for each Named Executive Officer the vesting of awards during our fiscal year ended June 30, 2011, as well as total amounts vested for each such award as of the end of the 2011 fiscal year. The amounts reflected as Value Realized on Vesting are based on the closing price of our Common Shares of $17.08 on July 23, 2010, the vesting dates of the July 23, 2008 grants, and $15.62 on July 21, 2010, the vesting dates of the July 21, 2009 grants of Messrs. Schiller, Griffin, Marchive, Reid and Menown.

Name	Grant Date	No. Shares Originally Granted (#)	No. Shares Acquired on Vesting (#)(1)(2)(3)	Value Realized on Vesting ($)
John D. Schiller, Jr.	7/23/08	47,058 RS	15,686 RS	$267,917
	7/23/08	47,058 RSU	15,686 RSU	267,917
	7/21/09	480,000 PBU	160,000 PBU	2,955,135
D. West Griffin	7/23/08	15,931 RS	5,310 RS	$90,695
	7/23/08	15,931 RSU	5,310 RSU	90,695
	7/21/09	162,500 PBU	54,167 PBU	1,000,440
Ben Marchive	7/23/08	11,250 RS	3,750 RS	$64,050
	7/23/08	11,250 RSU	3,750 RSU	64,050
	7/21/09	116,100 PBU	38,700 PBU	714,773
Todd Reid	7/23/08	10,000 RS	3,333 RS	$56,928
	7/23/08	10,000 RSU	3,333 RSU	56,928
	7/21/09	116,100 PBU	38,700 PBU	714,773
Hugh Menown	7/23/08	11,520 RSU	3,840 RSU	$65,587
	7/21/09	59,750 PBU	19,917 PBU	367,840

(1)	7/23/08 grants: the third 1/3 vested on 7/23/11. However, this vesting occurred after the end of our fiscal year 2011 and, therefore, is not reflected on the table above.
(2)	7/21/09 grants: the second 1/3 vested on 7/21/11, as follows: 160,000 PBU for Mr. Schiller, 54,166 PBU for Mr. Griffin, 38,700 PBU for each of Mr. Marchive and Mr. Reid and 19,917 PBU for Mr. Menown. However, this vesting occurred after the end of our fiscal year 2011 and, therefore, is not reflected on the table above.
(3)	7/21/10 grants: the first 1/3 vested on 7/21/11, as follows: 180,000 PBU for Mr. Schiller, 62,500 PBU for Mr. Griffin, 50,000 PBU for Mr. Marchive, 42,750 PBU for Mr. Reid and 39,750 PBU for Mr. Menown. However, this vesting occurred after the end of our fiscal year 2011 and, therefore, the table above reflects no vesting for the 7/21/10 grants.

Equity Compensation Plan Information

The table below sets forth the following information about our Common Shares that may be issued under our existing equity compensation plan as of June 30, 2011.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by shareholders(1)	221,571	$18.62	3,310,884	(2)
Equity compensation plans not approved by shareholders(3)	270,433	$34.46	1,061,710
Total	492,004	$26.54	4,372,594	(2)

(1)	Consists of the 2006 Long-Term Incentive Plan (with 3,800,000 Common Shares registered for issuance, approved at the 2009 Annual General Meeting) and the Employee Stock Purchase Plan (with 1,000,000 Common Shares registered for issuance, approved at the 2008 Annual General Meeting).
(2)	Assumes that no restricted stock units or Performance Based Units will be settled in Common Shares.
(3)	Consists of our 2008 Purchase Plan adopted by our Board of Directors effective July 1, 2008, with 1,590,000 Common Shares registered for issuance.

Pension Benefits

We do not currently maintain a pension plan for any employees, including our Named Executive Officers.

Potential Payments upon Termination or a Change-In-Control

As discussed above in the Compensation Discussion and Analysis, we believe that it is important to provide our Named Executive Officers with certain severance and change in control payments or benefits in order to establish a stable work environment for the individuals responsible for our day to day management. In order to assist us in this goal, we have entered into the Employment Agreements with Mr. Schiller and Mr. Griffin and established the Severance Plan that covers our other Named Executive Officers. Awards that have been made under the terms of our 2006 Long-Term Incentive Plan to our Named Executive Officers are also subject to certain termination and/or change-in-control provisions. The following text describes certain relevant information in regards to such obligations.

Payments and benefits described in this discussion assume termination events occurred on June 30, 2011 and are pursuant to the terms of the Employment Agreements, the Severance Plan, the 2006 Long-Term Incentive Plan, the 2008 Purchase Plan and the various perquisite policies, as applicable.

Payments upon termination by Named Executive Officer for Good Reason, by company without Cause or following a Change in Control

Under the Employment Agreements Mr. Schiller and Mr. Griffin are entitled to receive the following payments and benefits in the event they terminate employment for “Good Reason,” we terminate their employment “without Cause” or they are terminated or resign generally within a one-year period following a “Change in Control” (as such terms are defined in the Employment Agreements, which definitions are summarized below):

Salary	A cash lump sum payment in an amount equal to 3 times the then current base salary
Target bonus	A cash lump sum payment in an amount equal to 3 times target bonus, which target bonus is calculated for Mr. Schiller as 125% base salary then in effect and for Mr. Griffin as 85% base salary then in effect
Outstanding equity awards	All outstanding equity awards and any accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non forfeitable
Continued health benefits	Medical/dental benefits for executive, spouse and dependents for a 3 year period beginning on the date of the applicable termination on the same basis as provided at the time immediately prior to termination at no cost to the executive

Under the Severance Plan Messrs. Marchive, Reid and Menown are entitled to receive the following in the event of a “Change of Control” or if they terminate employment for Good Reason within one year after a “Change of Control” (as such terms are defined in the Severance Plan, which definitions are summarized below):

Salary	A cash lump sum payment in an amount equal to 2 times the then current base salary
Target bonus	A cash lump sum payment in an amount equal to the average of the bonuses, if any, earned with respect to the two most recent fiscal years ending on or before the date of the termination
Outstanding equity awards	All outstanding equity awards vest and become exercisable and non forfeitable
Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for a 1 year period beginning on the date of the applicable termination on the same basis (and no greater cost to the executive) as provided at the time immediately prior to termination

Payments upon Termination by Death or Disability of the Named Executive Officer

The Severance Plan does not provide benefits in the event of death or Disability. Under the Employment Agreements Mr. Schiller and Mr. Griffin (or their estates) are entitled to receive the following in the event of their death or Disability:

Salary	Disability: A cash lump sum payment in an amount equal to 3 times the then current base salary
Death: continuation of the then current base salary payments for a period of 12 months following death
Target bonus	Disability: A cash lump sum payment in an amount equal to 3 times such Named Executive Officer’s target bonus calculated for Mr. Schiller as 125% base salary then in effect and for Mr. Griffin as 85% base salary then in effect
Outstanding equity awards	Death or Disability: all outstanding equity awards and accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non forfeitable
Continued health benefits	Disability: medical/dental benefits for executive, spouse and dependents for a three-year period beginning on the date of the applicable termination on the same basis (and no greater cost to the applicable Named Executive Officer) as provided at the time immediately prior to the applicable termination

Payments upon Termination by Executive without Good Reason or by Company with Cause

Under the terms of both the Employment Agreements and the Severance Plan, no obligations are paid upon a termination of employment by a Named Executive Officer without Good Reason or by us for Cause (except for Messrs. Schiller and Griffin, for whom obligations are also payable upon any termination of employment within the one-year period following a Change in Control, or upon death or Disability, as provided in their Employment Agreements and described above) other than items that are accrued or vested but yet unpaid. No additional payments are made and outstanding equity awards are forfeited in accordance with the terms of the applicable award agreement.

Summary of Potential Payments upon Termination or a Change-In-Control

The following table reflects the values that each Named Executive Officer would receive upon termination of employment or upon a change in control. No payments are received for termination by any Named Executive Officer without Good Reason or by us for Cause (other than for terminations occurring under certain circumstances for Mr. Schiller and Mr. Griffin, as described above).

For this purpose, we made reasonable assumptions, such as all legitimate reimbursable business expenses and all earned salary payments are current on the date of the potential termination event. We assumed each event has occurred on June 30, 2011, on which day our Common Shares closed at $33.22 per share. Actual amounts may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each Named Executive Officer would receive as of June 30, 2011.

Named Executive Officer	Termination by Executive for Good Reason, Termination by Company without Cause or upon Change in Control(1)	Disability	Death
John D. Schiller, Jr.
Salary	$2,025,000	$2,025,000	$675,000
Bonus	2,531,250	2,531,250	N/A
Accelerated Equity	23,660,873	23,660,873	23,660,873
Continued Medical	89,568	89,568	N/A
Tax Gross-up	11,097,706	11,097,706	9,274,139
Total	$39,404,397	39,404,397	$33,610,012
D. West Griffin
Salary	$1,125,000	$1,125,000	$375,000
Bonus	956,250	956,250	N/A
Accelerated Equity	8,097,438	8,097,438	8,097,438
Continued Medical	89,568	89,568	N/A
Tax Gross-up	3,908,801	3,908,801	3,084,086
Total	$14,177,057	$14,177,057	$11,556,524
Ben Marchive
Salary	$600,000	N/A	N/A
Bonus	291,100	N/A	N/A
Accelerated Equity	6,080,827	N/A	N/A
Total	$6,971,927	N/A	N/A
Todd Reid
Salary	$570,000	N/A	N/A
Bonus	291,100	N/A	N/A
Accelerated Equity	5,648,394	N/A	N/A
Continued Medical	29,856	N/A	N/A
Total	$6,539,350	N/A	N/A
Hugh Menown
Salary	$530,000	N/A	N/A
Bonus	164,932	N/A	N/A
Accelerated Equity	3,911,324	N/A	N/A
Continued Medical	21,492	N/A	N/A
Total	$4,627,748	N/A	N/A

(1)	Amounts for Mr. Schiller and Mr. Griffin apply in cases of termination by executive for Good Reason, termination by company without Cause or upon Change in Control. Amounts for Messrs. Marchive, Reid and Menown apply only in the event of a Change in Control.

The Employment Agreements

The payments and benefits shown in this section with respect to Mr. Schiller and Mr. Griffin reflect our obligations under their Employment Agreements. Our “Severance” obligations are to make a lump sum payment on the date of termination, unless the executive is a “specified employee” pursuant to Section 409A of the Code and such Code section requires us to delay payments for a period of six months in order to comply with that Code section. Our obligations shown in the tables above are generally to be paid (if any payment obligation exists) as they become due for the applicable executive. To the extent we fail to make such payments when due to the applicable executive, we are further obligated to pay accrued interest on such late payments at the prime rate, as published in the Wall Street Journal, plus 1%. The executive’s are not required to mitigate the amount of any payment or benefits provided to them, but they will be subject to standard confidentiality, non-competition and non-solicitation restrictions for a period of one year following a termination of employment.

The Employment Agreements also provide an additional tax gross-up in the event that the payments received in connection with a change in control result in taxes imposed by Section 4999 of the Code, or in the event that any payments in connection with any termination of employment or a change in control result in taxes imposed by Section 409A of the Code. The amount of the tax gross-up would be the amount necessary to see that the executive receives the same net after tax amount that he would have received had he not been required to pay the additional excise taxes pursuant to either Section 4999 or Section 409A of the Code. The tax gross-up will be paid to the executive no later than the 10th business day following the date the executive remits any such excise tax to the Internal Revenue Service, but in the event that the gross-up payment is found to be in excess of what is necessary to place the executive in the same net after tax position, the executive will repay this amount to us.

The following table summarizes certain definitions applicable to the Employment Agreements:

Term	Summary Definition
Cause	Executive’s malfeasance toward us, but specifically (1) executive’s gross negligence, gross neglect or willful misconduct in performing his duties; (2) executive’s commission of a felony causing a material adverse effect on us; or (3) executive’s material breach of any material provision of the Employment Agreement.
Change in Control	Occurrence of:
(1) the acquisition of beneficial ownership of 50% or more of the voting power of our voting securities/having the ability to elect 50% or more of our directors;
(2) our directors as of the effective date of the Employment Agreements (“Incumbent Board”), ceasing for any reason to constitute at least a majority of the Board; provided, however, Incumbent Board shall include new directors approved by at least a majority of the Incumbent Board;
(3) the consummation of a merger, consolidation or reorganization involving us (“Business Combination”), unless (a) our shareholders immediately before the Business Combination own at least 50% of the voting power of the surviving corporation immediately after the Business Combination, in substantially the same proportion, and (b) the Incumbent Board immediately prior to the Business Combination constitutes at least a majority of the Board of Directors of the surviving corporation, and (c) no person (other than (x) us or an entity we control, (y) a trustee/fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by us, the
Surviving Corporation or any entity we control, or (z) any person who at the Business Combination, had beneficial ownership of 50% or more of the voting securities) has beneficial ownership of 50% or more of the surviving corporation’s voting power;
(4) our complete liquidation or dissolution; or
(5) the sale or other disposition of all or substantially all of our assets to any person (other than a transfer to an entity we control).

Term	Summary Definition
Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if: (a) the Incumbent Board continues to constitute a majority of the Surviving Corporation; (b) any successor entity of us, if any, agrees in writing to assume and perform the Employment Agreement for a period of at least 3 years; and (c) executive maintains his same position and reporting relationship with the Surviving Corporation (if not us).
Disability	Absence of executive from full-time performance for 180 business days during a 12 month period due to incapacity due to accident, physical or mental illness, or other circumstance in his physician’s opinion which renders him mentally or physically incapable of performing full-time duties.
Good Reason	(1) material breach of any of our obligations under the Employment Agreement without the executive’s written consent; or
(2) occurrence of any of the following, without the executive’s written consent and following notice and opportunity to cure: (a) change of executive’s title or the assignment of duties that materially adversely alters the status of his office, title, or responsibilities; (b) the failure by us to continue in effect/continue executive’s participation in any of executive’s compensation plans that is material to his total compensation unless an ongoing substitute or alternative plan has been made, unless any such failure relates to a discontinuance of such plans or participation on a management-wide or company-wide basis; (c) the taking of any action by us which would directly or indirectly materially reduce or deprive executive of any material pension, welfare or fringe benefit then enjoyed by him, unless such action relates to a discontinuance of benefits on a management-wide or company-wide basis; (d) the relocation of our principal executive offices, or our requirement that the executive officer relocate anywhere outside the greater Houston, Texas metropolitan area, except for required travel for our business to an extent substantially consistent with his obligations under the employment agreement; or (e) our material breach of any material provision of the employment agreement.

The Severance Plans

The payments and benefits shown in this section with respect to Messrs. Marchive, Reid and Menown reflect our obligations under our Severance Plan with such individuals, as well as with certain of our other employees. Our “Severance” obligations are to make a lump sum payment on the date of termination. Our obligations under the other columns in the table are generally to be paid (if any payment obligation exists) as they become due. The Severance Plan generally provides that the types of payments and benefits shown in the table above become payable or owing in respect of any such termination of such applicable officer’s employment with us.

The following table summarizes certain definitions applicable to the Severance Plan:

Term	Summary Definition
Change of Control	Occurrence of:
(1) a merger or consolidation of us with another entity or the sale of all or substantially all of our assets to another entity if (a) our shareholders before the transaction do not beneficially own in substantially the same proportion immediately after 50% or more of voting securities of resulting entity or (b) our Board of Directors immediately before the transaction shall not constitute at least a majority of the Board of Directors of the resulting entity immediately after such transaction;
(2) our dissolution or liquidation;
(3) when any persons or entity acquires ownership/control of more than 50% of voting power of our outstanding securities; or
(4) in connection with a contested election of directors, the persons who were members of our Board of Directors immediately before such election shall cease to constitute a majority.
Disability	Either:
(1) an inability to engage in substantial gainful activity due to physical/mental impairment that can be expected to result in death or to last for at least 12 continuous months; or
(2) the receipt of income replacements due to physical/mental impairment that can be expected to result in death or to last for at least 12 continuous months, for a period of not less than 3 months under our accident and health plan.
Good Reason	Occurrence after a Change of Control of:
(1) a reduction in the employee’s combined base salary and bonus opportunity of more than 10%;
(2) a significant change in employee’s duties and/or responsibilities resulting in a change of status or title;
(3) material reduction in benefits without substituting benefits substantially comparable in the aggregate; or
(4) the permanent relocation of employee’s principle place of employment with the company to a location that is more than 40 miles from such employee’s prior principle place of employment.
Termination for Cause	Any termination of employment with us by reason of employee’s (1) conviction of any felony or of a misdemeanor involving moral turpitude; (2) material failure to perform his duties satisfactorily; (3) engagement in conduct which is injurious to us or any of our affiliates; (4) engagement in business activities which are in conflict with our business interests; (5) insubordination; (6) conduct that violates our safety rules or standards; or (7) conduct that violates our guidelines for appropriate employee conduct; in each foregoing case to be determined solely by the Remuneration Committee.

2006 Long-Term Incentive Plan

The amounts shown in the table above with respect to our Named Executive Officers reflect our obligations under the respective option awards, restricted share awards, restricted stock unit awards and performance unit awards granted to such individuals under the 2006 Long-Term Incentive Plan. The provisions of those awards are the same with respect to the right to receive payments and benefits. Each award provides that all unvested options, restricted shares, restricted stock units and performance unit awards become vested and non forfeitable immediately upon the respective executive officer’s death or “disability” or upon a “change of control” of us. Under those awards, upon vesting we are obligated to either deliver to the applicable Named Executive Officer the number of Common Shares underlying the award or make a cash payment of the corresponding value of such Common Shares, in each case within two and one-half months following the date of such vesting.

Under the 2006 Long-Term Incentive Plan, a “change of control” is deemed to have occurred upon any of the following events: (1) any person or entity becomes the beneficial owner of 50% or more of our voting stock, except for person(s) or entity(ies) that are (a) us or any of our subsidiaries, (b) any of our or our subsidiaries’ employee benefit plans, (c) an affiliate of us, (d) a company owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of us, or (e) an underwriter temporarily holding securities for an offering of securities; (2) the consummation of any business transaction of us or our subsidiary(ies) with or into any other company, other than any of such transactions in which our voting shareholders immediately prior to such transaction represent more than 50% of the voting power of the surviving company immediately after such transaction; (3) consummation of a sale or disposition of Energy XXI Services, LLC, the subsidiary through which we generally employ our employees, or of all or substantially all of our assets, other than a sale or disposition in which our voting shareholders immediately prior to such transaction represent more than 50% of the voting power of the acquirer or its parent immediately after such transaction; or (4) our Board of Directors as of October 6, 2006 (Incumbent Board) cease to constitute at least a majority of our Board of Directors; provided, however, Incumbent Board shall include new directors approved by at least a majority of the Incumbent Board.

Notwithstanding the foregoing, for purposes of any award that is subject to Section 409A of the Code and that is payable upon a change in control, the definition of “change of control” under the 2006 Long-Term Incentive Plan is expressly intended to comply with the requirements of Section 409A of the United States Internal Revenue Code and such plan contemplates that the definition will be modified to the extent necessary to ensure compliance with such requirements.

Other Benefits

Under the 2008 Purchase Plan, employees, including Named Executive Officers, are entitled to refund of any amounts contributed by employee to the 2008 Purchase Plan but unused for purchases at the date of termination. Each of the Named Executive Officers would also be eligible for other benefits and compensation accrued through the date of their respective termination on the same basis as generally available to the other employees of the company, including the fact that they would be fully vested in any profit sharing or other nonqualified deferred compensation that would have previously been paid by us. Nevertheless, the occurrence of such Named Executive Officer’s termination or a change of control would not create any additional rights in these respects.

Narrative Disclosure of Our Compensation Policies and Practices as they Relate to our Risk Management

To the extent that our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for addressing those risks. As noted above in our Compensation Discussion and Analysis, our performance unit awards are subject to company performance conditions that necessarily relate to our performance and success. We do not feel that the design of those awards subjects us to any more risk than our shareholders take on when investing in our future. We balance the short-term nature of annual bonuses with the long-term nature of our equity-based awards by providing three year vesting schedules for all current awards. Additionally, rather than determining incentive compensation awards based on a single metric, the Remuneration Committee applies a structured, principled framework that considers a balanced set of financial performance metrics that collectively best indicate successful management when considering the annual bonus payments for each of the Named Executive Officers. To further ensure that executive officers are focused on long-term performance, a significant portion of the incentive award is provided as a long-term equity award that does not become earned and paid until three years after grant.

Based on factors such as these, we have determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our Remuneration Committee and our Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

AUDIT COMMITTEE REPORT

Our Audit Committee currently consists of Messrs. Colvin (who serves as its chair), Dunwoody, Feinberg and Flannery. Our Board of Directors has determined that each of the members of the Audit Committee meets the independence requirements established by our Board of Directors and as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the NASDAQ Listing Standards. The Board of Directors has also determined that Mr. Colvin qualifies as a “financial expert” under the rules of the SEC.

Role in Financial Reporting

The management of Energy XXI (Bermuda) Limited (for purposes of this Report, the “company”) is responsible for the company’s internal controls and the financial reporting process. The independent auditor hired by the company is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and reports to the company’s Board of Directors with respect to its findings. The responsibility and authority of the Audit Committee is more specifically described in the Audit Committee Charter, which has been approved by the company’s Board of Directors. A copy of the Audit Committee Charter is available on the company’s website at www.energyxxi.com under “Corporate Governance.”

Fiscal 2011 Financial Statements

In order to fulfill our monitoring and oversight duties, we:

•	reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 with management and the independent registered public accounting firm, UHY LLP;
•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed the independent registered public accounting firm’s independence with the firm.

During fiscal 2011, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed and discussed with management and UHY LLP management’s report on internal control over financial reporting and UHY LLP’s report on their audit of the company’s internal control over financial reporting as of June 30, 2011.

Based on this review and discussions, we recommended to our Board of Directors that the audited consolidated financial statements for the year ended June 30, 2011 be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC and the Board of Directors approved such inclusion.

Auditor Independence

The Audit Committee considered whether the provision of non-audit services by UHY LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by UHY LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the selection, subject to shareholder ratification and approval, of UHY LLP as the independent registered public accounting firm of the company.

Respectfully submitted by the Audit Committee,
William Colvin, Chairman David M. Dunwoody Hill A. Feinberg Kevin Flannery

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and anyone who beneficially owns more than 10% of our Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and to furnish copies of such reports to us. Based solely on our review of the copies of these reports furnished to us and representations from our officers and directors, we believe that all filings required to be made under Section 16(a) were made on a timely basis during our fiscal year ended June 30, 2011.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL GENERAL MEETING

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2012 Annual General Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Corporate Secretary no later than June 5, 2012. No shareholder proposal was received for inclusion in this proxy statement.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Bye-Laws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before an annual general meeting, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote and who complies with the notice procedures set forth in our Bye-Laws. A shareholder making a nomination for election to our Board of Directors or a proposal of business for the 2012 Annual General Meeting must deliver proper notice to our Corporate Secretary at least 60 days but not more than 90 days prior to the anniversary date of the 2011 Annual General Meeting. In other words, for a shareholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2012 Annual General Meeting, it should be properly submitted to our Corporate Secretary no earlier than August 1, 2012 and no later than September 10, 2012.

Under Rule 14a-4(c) of the Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a shareholder at the 2012 Annual General Meeting that the shareholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before September 10, 2012, and the shareholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after September 10, 2012, and the matter nonetheless is permitted to be presented at the 2012 Annual General Meeting, our Board of Directors may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the Annual Meeting of Shareholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a shareholder proposes to nominate as a director, the shareholder’s written notice to our Corporate Secretary must include the information set forth under “Board of Directors and Governance — Committees of Our Board of Directors — Director Nomination Process.” From time to time, the Nomination Committee may request additional information from the nominee or the shareholder. For any other business that a shareholder desires to bring before an annual meeting, the shareholder notice must be delivered to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary, not less than 60 days nor more than 90 days prior to the anniversary date of the 2011 Annual General Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.

HOUSEHOLDING OF ANNUAL GENERAL MEETING MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our Common Shares but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies mailed to you, please submit a request to our Corporate Secretary at the address specified above or call our Investor Relations department at (713) 351-3000, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Financial Statements

A copy of our 2011 Annual Report, which consists of our Form 10-K, accompanies this proxy statement. The 2011 Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended June 30, 2011 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov.

Upon written request by a shareholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Written requests should be delivered to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

OTHER BUSINESS

Our Board of Directors does not intend to bring any other matters before the 2011 Annual General Meeting in addition to those described above, and has not been informed that any other matters are to be presented by others. If other business is properly presented for consideration at the 2011 Annual General Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

By order of the Board of Directors
Juliet Evans Corporate Secretary
October 3, 2011 Hamilton, Bermuda

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2, 4 AND 5 AND FOR "3 YEARS" FOR PROPOSAL 3.

FOR All Nominees ☐ **WITHHOLD** Authority for All Nominees ☐ **FOR** Nominees all except (see instructions below) ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR all except" and write the name(s) of such individual(s) for whom you wish your vote to be withheld below:

____

	FOR	AGAINST	ABSTAIN
2. Advisory vote on compensation of our Named Executive Officers.	☐	☐	☐

	3 YEARS	2 YEARS	1 YEAR	ABSTAIN
3. Frequency of future advisory vote on compensation of our Named Executive Officers.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Approval of amendments to increase our authorized Preference Shares.	☐	☐	☐
5. Approval of UHY LLP as independent auditors for fiscal year ending June 30, 2012 and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** ____________, **2011.**

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name (as applicable) by authorized person.

Please complete the Registar information on the reverse side.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

ENERGY XXI (BERMUDA) LIMITED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 8, 2011

Please date, sign and mail this proxy card in the postage-paid return-addressed envelope provided as soon as possible

The person signing on the reverse by this proxy appoints John Daniel Schiller, Jr. and David West Griffin, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all Common Shares of Energy XXI (Bermuda) Limited held of record by the undersigned at the close of business on September 19, 2011 at Energy XXI (Bermuda) Limited's annual general meeting of shareholders to be held on November 8, 2011 and at any adjournments or postponement thereof. The proxies may vote and act upon the matters designated on the reverse side and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in accordance with the instructions given above. **If no instructions are given, this proxy will be voted "FOR" the election of all director nominees listed in proposal 1, "FOR" proposals 2, 4 and 5 and for "3 YEARS" for proposal 3.**

Printed Name of Shareholder as it Exists in the Shareholder Registry:

____

Signature:____

Printed Name and Authority of the Person Signing If Not Shareholder Named in Shareholder Registry (e.g., person signing for corporate or fund shareholder):____

(Continued, and to be marked, dated and signed, on the other side)